UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Definitive Proxy Statement

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PERIMETER SOLUTIONS, SA
(Name of Registrant as Specified in its Charter)
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[●], 2024
Dear Fellow Shareholder:
On behalf of your Board of Directors of Perimeter Solutions, SA, you are cordially invited to attend the 2024 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the offices of Maples and Calder (Luxembourg) SARL, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg at 2:00 p.m., local time, on [●], 2024, or at any adjournment(s) or postponement(s) thereof. Only holders of our ordinary shares as of the close of business on March 25, 2024, the record date for the Annual Meeting are entitled to notice and to vote at the Annual Meeting.
The attached Notice of the Annual Meeting and Proxy Statement describes the business to be conducted at the Annual Meeting. Also included is a proxy card and postage-paid return envelope.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please vote and submit your proxy: (a) by telephone or the internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the proxy card in the postage-paid envelope provided.
If you attend the Annual Meeting and desire to vote at the meeting, you may do so even though you have previously submitted a proxy.
Your vote is extremely important.
We hope you will be able to join us, and we look forward to seeing you at the meeting.
Sincerely yours,

W. Nicholas Howley	William N. Thorndike Jr.
Co-Chairman of the Board of the Directors	Co-Chairman of the Board of the Directors

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD [●], 2024.
To the Shareholders of Perimeter Solutions, SA:
The 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Perimeter Solutions, SA, a public limited liability company duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Company,” “Perimeter,” “our,” “we” or “us”) will be held at the offices of Maples and Calder (Luxembourg) SARL, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, on [●], 2024, at 2:00 p.m., local time, or at any adjournment(s) or postponement(s) thereof. Only holders of the Company’s ordinary shares (“Ordinary Shares”) as of the close of business on March 25, 2024 (the “Record Date”) are entitled to notice and to vote at the Annual Meeting.
As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions that are submitted in writing during the meeting by our shareholders and are pertinent to the business of the meeting, as time permits.
Attendance at the Annual Meeting will be limited to shareholders of record, those holding proxies from shareholders and representatives of the Company. For more information about how to attend the Annual Meeting, please see “Questions and Answers About the Annual Meeting and Voting” in the accompanying Proxy Statement.
The Annual Meeting is being held for the following purposes:

1.To elect as directors the eight nominees as set forth in the accompanying Proxy Statement with terms expiring at the 2025 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;
2.To approve, on an advisory basis, the compensation of our named executive officers (“Say on Pay”);
3.To approve the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2024, and KPMG Audit S.à r.l. as the statutory auditor of the Company for the year ending December 31, 2024;
4.To approve the Company’s annual accounts (the “Annual Accounts”) prepared in accordance with accounting principles generally accepted in Luxembourg (“Luxembourg GAAP”) for the 2023 financial year;
5.To approve the Company’s audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (the “Consolidated Financial Statements”) for the 2023 financial year;
6.To allocate the results shown in the Annual Accounts for the 2023 financial year;
7.To discharge each of the directors of the Company for the performance of their mandates as directors of the Company in relation to the 2023 financial year;
8.To approve the compensation of certain of the non-employee independent directors of the Company for 2023;
9.To approve and ratify a share repurchase program whereby the Company may repurchase outstanding ordinary shares of the Company within certain limits (the “Share Repurchase Program”); and
10.To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023 on or about [●], 2024.
We will make available a list of shareholders of record as of the Record Date for the Annual Meeting for inspection by shareholders during normal business hours from March 25, 2024 until the Annual Meeting at (i) the registered office of the Company at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and (ii) the Company’s offices at 8000 Maryland Ave. Suite 350, Clayton, Missouri 63105.

Only shareholders of record as of the close of business on March 25, 2024, are entitled to notice of and to vote at the Annual Meeting. Our Board of Directors recommends a vote “FOR” each of the director nominees in proposal 1 and “FOR” proposals 2 through 9.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote and submit your proxy over the internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions.

By Order of the Board of Directors,
[●], 2024	Noriko Yokozuka General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON [●], 2024.
The Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 are available free of charge, upon written request. Requests should be made in writing to Noriko Yokozuka, General Counsel and Secretary of the Company, at the registered office of Perimeter Solutions, SA, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg or at the offices of Perimeter Solutions, SA, 8000 Maryland Ave. Suite 350, Clayton, Missouri 63105. The Company’s filings with the Securities and Exchange Commission (the “SEC”) are also available, without charge, through the Investor Relations — SEC Filings link on the Company’s website, www.perimeter-solutions.com, as soon as reasonably practical after filing. The Company’s website and the information contained therein or connected thereto are not incorporated into this notice.
We have elected to use the “Notice and Access” method of providing our proxy materials over the internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about [●], 2024.
Our Proxy Statement and Annual Report are available online at www.proxydocs.com/PRM.

i

Other Compensation-Related Practices and Policies	30

COMPENSATION COMMITTEE REPORT	30

EXECUTIVE COMPENSATION	31

Summary Compensation Table	31

Grants of Plan-based Awards	32

Outstanding Equity Awards at 2023 Fiscal Year End	33

Option Exercises and Stock Vested During 2023	37

Potential Payments Upon Termination or Change in Control	37

CEO Pay Ratio	38
Pay Versus Performance	39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION	48

Shareholder Vote Requirement	48

Proposal	48

Non-Binding Vote	48

Recommendation of the Board	48

PROPOSAL 3 — APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND STATUTORY AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2023	49

Independent Registered Public Accounting Firm Fees	50

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services	50

Shareholder Vote Requirement	50

Recommendation of the Board	50

Report of the Audit Committee	51

PROPOSAL 4 — APPROVAL OF THE ANNUAL ACCOUNTS FOR THE 2023 FINANCIAL YEAR	52

Shareholder Vote Requirement	52

Recommendation of the Board	52

PROPOSAL 5 — APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE 2023 FINANCIAL YEAR	53

Shareholder Vote Requirement	53

Recommendation of the Board	53

PROPOSAL 6 — ALLOCATION OF THE RESULTS OF THE ANNUAL ACCOUNTS FOR THE 2023 FINANCIAL YEAR	54

Shareholder Vote Requirement	54

Recommendation of the Board	54

PROPOSAL 7 — DISCHARGE OF LIABILITY TO CURRENT DIRECTORS OF THE COMPANY FOR THE EXERCISE OF THEIR MANDATES AS DIRECTORS OF THE COMPANY IN RELATION TO THE 2023 FINANCIAL YEAR	55

Shareholder Vote Requirement	55

Recommendation of the Board	55

ii

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PROXY SUMMARY
Annual Meeting

Date:	[●], 2024

Time:	2:00 p.m., local time

Place:	Offices of Maples and Calder (Luxembourg) SARL, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg

Record Date:	March 25, 2024
Voting Matters and Board Recommendations

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each Director Nominee	4
No. 2	Say on Pay	FOR	48
No. 3	Appointment of KPMG LLP as Independent Auditor and KPMG Audit S.à r.l. as Statutory Auditor	FOR	49
No. 4	Approval of Annual Accounts	FOR	52
No. 5	Approval of Consolidated Financial Statements	FOR	53
No. 6	Allocation of results shown in Annual Accounts	FOR	54
No. 7	Discharge of the directors	FOR	55
No. 8	Approval of compensation to certain non-employee independent directors	FOR	56
No. 9	Approval and Ratification of Share Repurchase Program	FOR	57
2023 Financial Highlights
A summary of the 2023 financial highlights of the Company are as follows:
•Full year net sales decreased 11% to $322.1 million, compared to $360.5 million in the prior year.
•Fire Safety sales decreased less than 0.5% to $225.6 million, as compared to $226.6 million in the prior year.
•Specialty Products sales decreased 28% to $96.6 million, as compared to $133.9 million in the prior year.
•Full year net income was $67.5 million, or $0.41 per diluted share, a decrease of $24.3 million from $91.8 million, or $0.52 per diluted share in the prior year.
•Full year Adjusted EBITDA decreased 23% to $96.8 million, as compared to $125.4 million in the prior year.
•Fire Safety Adjusted EBITDA decreased 1% to $76.2 million, as compared to $77.4 million in the prior year.
•Specialty Products Adjusted EBITDA decreased 57% to $20.6 million, as compared to $48.0 million in the prior year.

Board and Governance Highlights
Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the Annual Meeting, including their current committee assignments.

Board of Directors
Name	Age	Independence	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
W. Nicholas Howley	72					✓
William N. Thorndike, Jr.	60					✓
Haitham Khouri(1)	43					✓*
Edward Goldberg	61
Vivek Raj(1)	40	✓		✓	✓
Tracy Britt Cool	39	✓			✓
Sean Hennessy	66	✓	✓*	✓
Robert S. Henderson	68	✓	✓	✓	✓*
Bernt Iversen II	66	✓	✓	✓*
Jorge L. Valladares III	50	✓
__________________
* Denotes the Chair of the committee.
(1) Messrs. Khouri and Raj were elected to serve as directors of the Company in June 2021 with terms expiring at the 2027 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;
therefore, Messrs. Khouri and Raj are not nominated for election at the Annual Meeting.
On November 16, 2023, Kyle Sable was promoted to Chief Financial Officer (and Principal Accounting Officer). Mr. Sable succeeded Charles Kropp who ceased serving as Chief Financial Officer or Principal Accounting Officer of the Company pursuant to a mutual agreement effective as of November 16, 2023.
We are committed to principles of effective corporate governance and to high ethical standards, as well as compliance with all applicable governance standards of the SEC and New York Stock Exchange (the “NYSE”). Highlights of the framework we have established for governance are outlined here, and further described below.

Independence and Qualification of Committee Members	The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are comprised of all Independent Directors.
Leadership Structure	All directors on committees meet the applicable qualification requirements of the SEC and NYSE.
Risk Oversight
The offices of the Chief Executive Officer and Co-Chairmen of the Board are separated.
The Board is responsible for the oversight of risk, including overseeing the assessment of risk and the appropriate balance of risk mitigation and the appropriate taking of risk.
These risk assessment and balancing tasks are also the responsibility of the Board’s committees and the Company’s management team.

Open Communication
We encourage communication and solid working relationships among our Co-Chairmen of the Board, Directors, and the Chief Executive Officer.
Our directors have access to the management team and employees.

Share Retention Guidelines
The majority of our executive officers, including our Chief Executive Officer, Vice Chairman, Business Director, North America Retardant & Services, President of Fire Safety, President of Specialty Products, General Counsel and Chief Administrative Officer and Chief Financial Officer are required to hold a minimum level of personal investment in the Company pursuant to share retention guidelines attached to each of their option agreements.

Board and Committee Evaluations	We engage in an annual review of the performance both of our Board and its Committees, led by the Chair of the Nominating and Corporate Governance Committee.
Committee Reports	Our committees report their activities to our Board at each Board meeting to ensure oversight and accountability.
Shareholder Communication	Shareholders and other interested parties can contact our Directors individually or as a group through written communication.
Shareholder Voice	Directors are elected by a majority of the votes cast.

Certain Proposals Mandated by Luxembourg Law
Proposals 3 through 9 on which you are being asked to vote are customary or required for public limited liability companies (société anonyme) incorporated under Luxembourg law to present to shareholders at each annual meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. For more detailed information on these proposals, please see pages 49 through 57.

PROPOSAL 1 - ELECTION OF DIRECTORS
Luxembourg law and our articles of association (“Articles”) permit our shareholders to fix the size of the Board. At the date of this Proxy Statement, our Board is comprised of nine directors, seven of whom are non-employee directors and five of whom are independent.
The Board is committed to recruiting and nominating directors for election who will collectively provide the Board with the necessary diversity of experiences, skills and characteristics to enhance the Board’s ability to manage and direct the affairs and business of the Company and to make fully informed, comprehensive decisions. In recommending candidates for election to the Board, in the context of the perceived needs of the Board at that time, the Nominating and Corporate Governance Committee evaluates a candidate’s knowledge, experience, skills, expertise and diversity, and any other factors that the Nominating and Corporate Governance Committee deems relevant. In particular, the Board and the Nominating and Corporate Governance Committee believe that the Board should be comprised of a well-balanced group of individuals.
In 2024, the Nominating and Corporate Governance Committee unanimously recommended to the Board, and the Board unanimously approved the nomination of W. Nicholas Howley, William N. Thorndike, Jr., Edward Goldberg, Tracy Britt Cool, Sean Hennessy, Robert S. Henderson, Bernt Iversen II and Jorge Valladares III to the Board, each to hold office until the 2025 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected. Messrs. Khouri and Raj were elected to serve as directors of the Company in June 2021 with terms expiring at the 2027 Annual Meeting of Shareholders, or until their respective successors are elected and qualified; therefore, Messrs. Khouri and Raj are not nominated for election at the Annual Meeting.
Shareholder Vote Requirement
The affirmative vote of a majority of the votes cast is required for a director nominee to be elected. You may vote “FOR” or “AGAINST” or “ABSTAIN” for each director nominee. Abstentions and broker non-votes will have no effect on the vote.
Recommendation of the Board
Our Board recommends that shareholders vote “FOR” each of the eight nominees recommended by the Board.
Director Nominees
The following persons are our Board’s nominees for election to serve as directors. There are no family relationships between any of the director nominees. Certain information relating to our Board’s nominees, furnished by each of them, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.
Our Board has determined that all of its nominees are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the background skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

W. NICHOLAS HOWLEY	Director since 2021 Age 72

Mr. Howley has served as Co-Chairman of the Board since November 2021. Mr. Howley co-founded TransDigm Group Inc. (“TransDigm”), a NYSE-listed aerospace manufacturing company, in 1993 and served as the Chief Executive Officer & Chairman of TransDigm’s board of directors from 2003 to 2018 and currently serves as TransDigm's Executive Chairman. Mr. Howley served as President and/or Chief Executive Officer of TransDigm from 2003 through 2018 and as President and/or Chief Executive Officer of TransDigm Inc. from 1998 through

2018. Mr. Howley holds a B.S. degree in mechanical engineering from Drexel University and an M.B.A. degree from Harvard Business School.

Qualifications. We believe Mr. Howley’s qualifications to serve on our Board include his executive leadership experience, experience as a member of other corporate boards, and his knowledge of public companies.

WILLIAM N. THORNDIKE, JR.	Director since 2021 Age 60

Mr. Thorndike has served as Co-Chairman of our Board since November 2021. Mr. Thorndike is the Managing Partner of The Cromwell Harbor Partnership, a private investment company with a variety of long-term holdings. Prior to Cromwell Harbor, Mr. Thorndike founded Housatonic Partners, a leading private equity firm with offices in Boston and San Francisco known for exceptionally long investment holding periods. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates, a global asset management firm, and Walker & Company, a publishing company, where he was named to its board of directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of CNX Resources Corporation, a natural gas company, and serves on various boards of directors of private companies. He also serves as a Trustee of WGBH, a public broadcaster serving southern New England, and the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success,” which has been translated into 12 languages. Mr. Thorndike holds an A.B. degree in English and American Literature from Harvard University and an M.B.A. degree from Stanford University.
Qualifications. We believe Mr. Thorndike’s qualifications to serve on our Board include his extensive finance and investment experience, experience as a member of other corporate boards, and his knowledge of public companies.

EDWARD GOLDBERG	Director since 2021 Age 61

Mr. Goldberg has served as a member of our Board since November 2021 and as Vice Chairman since March 2023. Previously, Mr. Goldberg served as the Chief Executive Officer of the Company from November 2021 until March 2023. Mr. Goldberg joined Perimeter Solutions in March 2018 as Chief Executive Officer and brings more than 18 years of executive leadership to fire safety products and operations. Before joining Perimeter Solutions, Mr. Goldberg was Business Director for ICL Performance Additives and Solutions, where he held general management responsibility for the company’s global fire safety segment. Mr. Goldberg is credited with building ICL’s global fire safety business, focusing on products for wildland fire management and municipal and industrial fire suppression. Mr. Goldberg holds a BS in Chemical Engineering from Cornell University.
Qualifications. We believe Mr. Goldberg’s qualifications to serve on our Board include his extensive knowledge of the Company and his years of executive leadership at the Company.

TRACY BRITT COOL	Director since 2021 Age 39

Ms. Britt Cool has served as a member of our Board since November 2021. In 2020, Ms. Britt Cool co-founded Kanbrick, a long-term investment partnership focused on acquiring and building great companies in the consumer and industrial sectors. At Kanbrick, Ms. Britt Cool combines her passion for long-term value investing with her experience as an entrepreneurial-minded operator to help take mid-size companies to the next level. From 2009 to 2020, Ms. Britt Cool worked at Berkshire Hathaway, where she spent five years at Berkshire Hathaway’s headquarters in Omaha as the Financial Assistant to the Chairman and five years as Chief Executive Officer of Pampered Chef, a Berkshire Hathaway subsidiary based in Chicago. At Pampered Chef, a provider of kitchenware products, Ms. Britt Cool turned around a decade long decline and achieved meaningful growth in revenue and earnings. Additionally, Ms. Britt Cool served on the boards of directors of several Berkshire Hathaway companies including Kraft Heinz, Benjamin Moore, Oriental Trading Company, Larson Juhl, and Johns Manville. Ms. Britt Cool is the co-founder of Smart Woman Securities, an organization that provides personal finance and investment education to undergraduate women. Ms. Britt Cool holds an A.B. degree in economics from Harvard College and an M.B.A. degree from Harvard Business School.
Qualifications. We believe Ms. Britt Cool’s qualifications to serve on our Board include her executive leadership experience particularly in setting strategic direction and developing and executing financial and operating strategies, experience as an investor in private and public companies, and experience as a member of other corporate boards.

SEAN HENNESSY	Director since 2021 Age 66

Mr. Hennessy has served as a member of our Board since November 2021. Mr. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, serving in that role from January 2017 to March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that Mr. Hennessy served as Chief Financial Officer of The Sherwin Williams Company from 2001 to 2016. He is a certified public accountant. Mr. Hennessy also serves on the board of directors of TransDigm. Mr. Hennessy holds a bachelor’s degree from the University of Akron.
Qualifications. We believe Mr. Hennessy qualifications to serve on our Board include his experience as Chief Financial Officer at The Sherwin Williams Company, experience as a member of other corporate boards, and his knowledge of public companies.

ROBERT S. HENDERSON	Director since 2021 Age 68

Mr. Henderson has served as a member of our Board since November 2021. Mr. Henderson served as the Vice Chairman at TransDigm from 2017 to 2021. He also served as the COO of TransDigm’s Airframe Segment from 2014 to 2016 and as Executive Vice President from 2005 to 2014. From 1999 to 2008 he also served as President of AdelWiggins Group, a division of TransDigm. Mr. Henderson has significant experience integrating acquisitions and leading multiple operating units concurrently. Mr. Henderson holds a bachelor’s degree in mathematics from Brown University.
Qualifications. We believe Mr. Henderson’s qualifications to serve on our Board include his experience as Vice Chairman at TransDigm, his executive leadership experience, and his knowledge of public companies.

BERNT IVERSEN II	Director since 2022 Age 66

Mr. Iversen served as Executive Vice President – Mergers & Acquisitions and Business Development of TransDigm from May 2012 to December 2020. Prior to that, Mr. Iversen served as Executive Vice President of TD Group from December 2010 through May 2012 and as President of Champion Aerospace LLC, a wholly-owned subsidiary of TransDigm Inc., from June 2006 to December 2010. Mr. Iversen also serves on the boards of several privately owned companies in the specialty manufacturing space. Mr. Iversen holds a bachelor’s degree in engineering from Western Michigan University.
Qualifications. We believe Mr. Iversen’s qualifications to serve on our Board include his experience as Executive Vice President at TransDigm, his executive leadership experience, and his knowledge of public companies.

JORGE L. VALLADARES III	New Director Nominee Age 50
Mr. Valladares served as Chief Operating Officer of TransDigm Inc. from April 2019 until his retirement in October 2023. Prior to that, Mr. Valladares served as Chief Operating Officer — Power & Control from June 2018 to March 2019, Executive Vice President from October 2013 to May 2018, as President of AvtechTyee, Inc. (formerly Avtech Corporation), a wholly-owned subsidiary of TransDigm Inc., from August 2009 to September 2013, and as President of AdelWiggins Group, a division of TransDigm Inc., from April 2008 to July 2009. Mr. Valladares holds a bachelor’s degree in engineering from University of California, Los Angeles.
Qualifications. We believe Mr. Valladares’ qualifications to serve on our Board include his experience as Chief Operating Officer at TransDigm, his executive leadership experience, and his knowledge of public companies. Our Nominating and Corporate Governance Committee nominated Mr. Valladares at the recommendation of a non-management director.

Directors Appointed Until 2027 Annual Meeting of Shareholders
The following persons were elected to serve as directors of the Company with terms expiring at the 2027 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. Certain information relating to these directors, furnished by the directors, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

HAITHAM KHOURI	Director since 2021 Age 43

Mr. Khouri has served as our Chief Executive Officer since March 2023 and as a member of our Board since June 2021. Previously, Mr. Khouri served as our Vice Chairman from December 2021 until March 2023. Mr. Khouri was a Senior Analyst at Hound Partners from 2009 to 2018. Between 2005 and 2007 Mr. Khouri was a private equity associate at Oak Hill Capital Partners. Between 2003 and 2005 Mr. Khouri was an investment banking analyst at Deutsche Bank. Mr. Khouri began his career in 2002 as an analyst at JP Morgan. Mr. Khouri holds a BA in Economics from Cornell University and an MBA with Distinction from Harvard Business School.
Qualifications. We believe Mr. Khouri’s qualifications to serve on our Board include his experience as an investor in private and public companies.

VIVEK RAJ	Director since 2021 Age 40

Mr. Raj has served as a member of our Board since June 2021. Mr. Raj founded Geneses Capital Management, a private investment firm, in 2018. Mr. Raj was a private equity investor between 2011 and 2018 and before that held operational roles in the energy industry. Mr. Raj holds a Bachelor of Technology from the Indian Institute of Technology, Delhi and an MBA from Harvard Business School.
Qualifications. We believe Mr. Raj’s qualifications to serve on our Board include his experience as an investor in private companies, experience as a member of other corporate boards, and his operating experience.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board is responsible for overseeing the management of our Company. Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”), which set forth our governance principles and policies relating to, among other things:
•director independence;
•director qualifications and responsibilities;
•board structure and meetings;
•management succession; and
•the performance evaluation of our Board.
Our Governance Guidelines are available in the Investor Relations section of our website at www.perimeter-solutions.com.
Meetings
During 2023, the Board held five meetings and adopted various resolutions by means of unanimous written consent. Except for Mr. Thorndike, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board during the period for which he or she was a director and (ii) the total number of meetings of all Committees on which he or she served during the period for which he or she was a director. It is a policy of the Board to encourage its members to attend the Company’s Annual Meeting of Shareholders, which is held in Luxembourg. Mr. Khouri attended the 2023 Annual Meeting of Shareholders.
Board Leadership Structure
The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chief Executive Officer and Chairman of the Board, and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Although the Board recognizes the benefits of having a combined Chairman and Chief Executive Officer, currently, we separate the positions of our Chief Executive Officer and Co-Chairmen of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Co-Chairmen of the Board provide strategic guidance to the Chief Executive Officer and set the agenda for and preside over the Board meetings. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation also allows the Co-Chairmen of the Board to strengthen the Board’s independent oversight of our performance and governance standards.
Director Independence
Our Board reviews the independence of the current and potential members of the Board in accordance with independence requirements set forth in the NYSE rules and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During its review, the Board considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. The Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board has determined that all nominees except Messrs. Goldberg, Howley, Khouri and Thorndike are “independent” as such term is defined by NYSE rules, our corporate governance standards and the federal securities laws.

Board Committees
Our Board has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Copies of the committee charters of each of the committees setting forth the responsibilities of the committees are available on our website at www.perimeter-solutions.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this proxy statement. The committees will periodically review their respective charters and recommend any needed revisions to our Board. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the Annual Meeting, including their current committee assignments.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Tracy Britt Cool			✓
Edward Goldberg
Robert S. Henderson	✓	✓	✓*
Sean Hennessy	✓*	✓
W. Nicholas Howley				✓
Bernt Iversen II	✓	✓*
Haitham Khouri				✓*
Vivek Raj		✓	✓
William N. Thorndike, Jr.				✓
____________________

*Denotes the Chair of the committee.
Audit Committee
Number of Meetings in 2023: Four
Responsibilities. Our Audit Committee operates pursuant to a formal charter that governs the responsibilities of the Audit Committee. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing our policies on risk assessment and risk management;

•overseeing all matters relating to the security of and risks related to our information technology systems and procedures, including our cybersecurity;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Pursuant to the Audit Committee Charter, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant.
Independence and Financial Expertise. The Board has reviewed the background, experience and independence of the Audit Committee members and based on this review, has determined that each member of the Audit Committee:
•meets the independence requirements of the NYSE governance listing standards;
•meets the enhanced independence standards for audit committee members required by the SEC; and
•is financially literate, knowledgeable and qualified to review financial statements.
In addition, the Board has determined that Mr. Hennessy qualifies as an “audit committee financial expert” under SEC rules.
Compensation Committee
Number of Meetings in 2023: Five
Responsibilities. Our Compensation Committee operates pursuant to a formal charter that governs the responsibilities of the Compensation Committee. Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for, among other things:
•reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the Board, in conjunction with a majority of the independent members of the Board) the compensation of our Chief Executive Officer;
•overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;
•reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans, policies and programs;
•reviewing and approving all employment agreement and severance arrangements for our executive officers
•making recommendations to our Board regarding the compensation of our directors; and
•retaining and overseeing any compensation consultants.
Independence. The Board has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:
•meets the independence requirements of the NYSE governance listing standards; and
•meets the enhanced independence standards for compensation committee members established by the SEC.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee who presently serve or, in the past year, have served on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.
Nominating and Corporate Governance Committee
Number of Meetings in 2023: Four
Responsibilities. Our Nominating and Corporate Governance Committee operates pursuant to a formal charter that governs the responsibilities of the Nominating and Corporate Governance Committee. Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
•overseeing succession planning for our Chief Executive Officer and other executive officers;
•periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board;
•overseeing an annual evaluation of the effectiveness of our Board and its committees;
•developing and recommending to our Board a set of corporate governance guidelines; and
•reviewing the Company's environmental, social and governance policies and activities.
The Nominating and Corporate Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Corporate Governance Committee members or subcommittees.
Independence. The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members and based on this review, has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE governance standards and SEC rules and regulations.
Consideration of Director Nominees. The Nominating and Corporate Governance Committee considers possible candidates for nominees for directors from many sources, including shareholders. The Nominating and Corporate Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Corporate Governance Committee.
In making nominations, the Nominating and Corporate Governance Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. In evaluating nominees, the Nominating and Corporate Governance Committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. In addition, while we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. We believe that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions.

Executive Committee
Number of Meetings in 2023: Twenty-Four
Responsibilities. Our Executive Committee operates pursuant to a formal charter that governs the responsibilities of the Executive Committee. Pursuant to the Executive Committee Charter, the Executive Committee is responsible for, among other things:
•acting on behalf of the Board between Board meetings and while the Board is not in session; and
•providing oversight over and making recommendations to the Board regarding:
▪the Company’s capital allocation and capital markets activities;
▪the Company’s merger, acquisition, divestiture and similar activities;
▪the Company’s overall strategy, including top-level organizational structure and products or markets served;
▪the Company’s public guidance and communications;
▪the compensation of the Company’s Chief Executive Officer;
▪officer succession planning;
▪investor relations activities;
▪periodic business reviews; and
▪such other duties assigned by the Board.

Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics (“Code of Conduct”) that establishes the standards of ethical conduct applicable to all our directors, officers, and employees. In addition, we have adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”) applicable to our Chief Executive Officer and senior financial officers. Copies of our Code of Conduct and Code of Ethics are publicly available in the Investor Relations section of our website at www.perimeter-solutions.com. Any waiver of our Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions or waiver of our Code of Conduct with respect to our directors or executive officers may only be authorized by our Board and will be disclosed on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Insider Trading and Anti-Hedging Policy

We have adopted a written Insider Trading Policy (“Insider Trading Policy”) that prohibits all directors, officers and employees from engaging in transactions in our Ordinary Shares while they are aware of material non-public information and restricts directors, officers and other “designated employees” from engaging in most transactions involving our Ordinary Shares during periods which those individuals are most likely to be aware of material, non-public information. Our Insider Trading Policy also prohibits any officer or director from entering into any transaction which has the effect of hedging or locking in the value of his or her stock holdings. Additionally, our Insider Trading Policy prohibits any officer, director or employee from, directly or indirectly, engaging in “short sales” of our Ordinary Shares or transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety, including the purchase or writing of put or call options.

Commitment to Sustainability
We are a leading global solutions provider, producing high-quality firefighting products and lubricant additives. At Perimeter, we characterize the solutions we develop as “Solutions That Save” — because it helps underscore what we are trying to accomplish for our customers, and the world at large, across all of our business segments. We believe that the effective integration and management of environmental, social, and governance (“ESG”) issues support sustainable long-term growth. By embedding sustainability practices into our operations and investment decisions, we create value for our business by driving innovation, expanding our value proposition, deepening relationships with our stakeholders, attracting and retaining top talent, and reducing our capital costs through ESG-related financing.
ESG Oversight
In spring of 2022, we completed our first assessment of ESG priorities, which included examining a range of key stakeholders, including investors, clients, employees, and ESG rating organizations and by studying industry peers. Our analysis of ESG topics included alignment to the Sustainability Accounting Standards Board (“SASB”). We also drew upon subject matter expertise to collect and organize content.
In January 2023, Perimeter released its inaugural ESG Report, which detailed our progress against the SASB framework. After the release of our Report, Perimeter continued to build upon and improve our oversight framework throughout 2023. This spring, we completed our second assessment of sustainability priorities. Our analysis of sustainability topics included the Task Force on Climate-Related Financial Disclosures (“TCFD”), the 17 United Nations Sustainable Development Goals (“SDGs”), as well as the Sustainability Accounting Standards Board (“SASB”) Standard.
In January 2024, we released our second ESG Report, which covers a range of topics including Scope 1 and Scope 2 greenhouse gas emissions, calculated in accordance with the Greenhouse Gas Protocol Corporate Accounting and Reporting Standard. The highlights from our 2023 ESG Report include a description of our progress in:
•Enhancing our cybersecurity and data protection program through investments in monitoring capabilities, threat prevention and training.
•Fostering a global inclusive workforce through enhancing work-life balance resources to support employee needs and ongoing company-wide diversity initiatives.
•Supporting community engagement and volunteerism through ongoing philanthropic endeavors.
•Developing governance through best practices and policies meant to reflect Perimeter Solutions’ ongoing commitment to sustainable operations.
•Creating a corporate culture where health & safety are cornerstones.
ESG Strategy
We strive to be transparent by communicating through our ESG reporting how we understand, prioritize, and approach the topics most relevant to our business. Against this backdrop, we have, with the assistance of outside expertise, engaged with our internal and external stakeholders on sustainability topics to help further inform our future direction and determine our ESG strategic priorities. The three tenets of our sustainability strategy are: (1) Environmental Stewardship; (2) Social Impact; and (3) Governance.
Environmental Stewardship
The Company’s focus on environmental stewardship is integral to the work it does every day. Wildfire control products developed by the Company save tens of thousands of hectares of forest every year, helping these forests to continue to sequester carbon and reduce the amount of greenhouse gases released to the atmosphere. Our fire safety products also require dramatically less water to be effective, reducing the amount of water customers use while protecting a valuable natural resource. Internally, we have taken steps to increase recycling, made capital investments to reduce the amount of energy used in its manufacturing processes, and increased the use of e-records to reduce the Company’s carbon footprint.

Perimeter abides by all applicable legal and regulatory requirements to control and reduce its environmental footprint. Perimeter’s management team plays a crucial role in assessing and managing climate-related risks and opportunities. As we work to reduce our own emissions, we are also realizing sustainability opportunities in our supply chain. Through a proactive approach to supplier onboarding, combined with ongoing assessments of potential supply chain risks, we actively manage our supply chain, and have the ability to audit our supply chain partners for compliance with our requirements, including with respect to achievement of sustainability objectives.
Social Responsibility
We are also fully committed to providing equal employment opportunities. All recruiting, payment, performance and promotion decisions are based on merit, without discrimination on the basis of gender, sexual orientation, age, family status, ethnic origin, nationality, disability, or religious belief. Women represent approximately 20% of Perimeter Solutions’ total workforce. Members with diverse background comprise 33% of the Company’s Board.
We believe that investing in communities where we do business nationally and locally to create social and economic outcomes is at the heart of generating social impact. At the community level, Perimeter Solutions devoted approximately 500,000 hours of dedicated service to forest fire remediation. We are focused on contributing to the creation of a better world through its strategic nonprofit partnerships, volunteerism, and philanthropy.
Governance
We emphasize a culture of accountability and conduct our business in a manner that is fair, ethical and responsible to earn the trust of our stakeholders. The Company has corporate governance policies and structures in place to support its culture of accountability and transparency. We continue to focus on diversity and independence at the Board level and its current Board includes a majority of independent directors. Our Code of Business Conduct and Ethics, together with our comprehensive corporate governance principles and structures, foster accountability and transparency across Perimeter.
Our Board is responsible for oversight of our risk management processes and regularly discusses with management our major risk exposures and strategies. We implement robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices, including our relationships with suppliers, customers and business partners and our industry. Our IT team works 24/7 and uses a combination of industry-leading tools and innovative technologies to help protect our stakeholder’s data. Our team members are responsible for complying with our data security standards and complete mandatory annual training to understand the behaviors and technical requirements necessary to keep data secure.
ESG Engagement
We routinely engage with our stakeholders to better understand their views on sustainability matters, carefully considering the feedback we receive and acting when appropriate. For more information on our sustainability program, policies, or to view our 2023 Report, please visit: https://www.perimeter-solutions.com/en/2024/02/16/perimeter-solutions-releases-2023-environmental-social-and-governance-report/.
Certain Relationships and Related Party Transactions
During 2023, we did not enter into any related party transactions other than as set forth below.
Founder Advisory Agreement
On November 9, 2021, in connection with the consummation of the transactions contemplated by the business combination agreement, dated June 15, 2021, by and among the Company, EverArc Holdings Limited (“EverArc”), EverArc (BVI) Merger Sub Limited, and SK Invictus Holdings S.à r.l. (the “Business Combination”), the Company, EverArc and the EverArc Founders, LLC (“EverArc Founder Entity”) entered into an Assignment and Assumption Agreement (the “Founder Assignment Agreement”) pursuant to which the Company assumed, and agreed to pay, perform, satisfy and discharge in full, all of EverArc’s liabilities and obligations under the previously disclosed advisory services agreement dated December 12, 2019 (the “Founder Advisory Agreement”) between the EverArc Founder Entity and EverArc. Pursuant to the Founder Advisory Agreement and Founder Assignment Agreement, the EverArc Founder Entity provides services to the Company, including strategic and capital allocation advice. The EverArc Founder Entity is owned and operated by William N. Thorndike, Jr., W. Nicholas Howley, Haitham Khouri, Tracy Britt Cool and Vivek Raj (the “Founders”). Each of the Founders serves as a director of the Company and Haitham Khouri also serves as an executive officer of the Company.

In exchange for the services provided under the Founder Advisory Agreement, the EverArc Founder Entity is entitled to receive both a variable amount (the “Variable Annual Advisory Amount”) and a fixed amount (the “Fixed Annual Advisory Amount,” each an “Advisory Amount” and collectively, the “Advisory Amounts”), each as described below:
•Variable Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2031, and once the Average Price (as defined in the Founder Advisory Agreement) per ordinary share of the Company ("Ordinary Shares") is at least $10.00 for ten consecutive trading days, the Variable Annual Advisory Amount will be equal in value to:
•in the first year in which the Variable Annual Advisory Amount is payable, (x) 18% of the increase in the market value of one Ordinary Share of the Company over $10.00 (such increase in market value, the “Payment Price”) multiplied by (y) 157,137,410 Ordinary Shares, the Founder Advisory Agreement Calculation Number; and
•in the following years in which the Variable Annual Advisory Amount may be payable (if at all), (x) 18% of the increase in Payment Price over the previous year Payment Price multiplied by (y) 157,137,410 Ordinary Shares, the Founder Advisory Agreement Calculation Number.
•Fixed Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2027, the Fixed Annual Advisory Amount will be equal to 2,357,061 Ordinary Shares (1.5% of the 157,137,410 Ordinary Shares, the Founder Advisory Agreement Calculation Number).
For 2023, the EverArc Founder Entity did not receive a variable annual advisory fee (the "2023 Variable Amount") as there was not an increase in the Payment Price over the previous year. The EverArc Founder Entity received the fixed annual advisory amount which, for 2023, was equal to 1.5% of the Founder Advisory Agreement Calculation Number: 2,357,061 Ordinary Shares or a value of approximately $10.6 million (based on the Average Price for 2023) (the “2023 Fixed Amount” and together with the 2023 Variable Amount, the “2023 Advisory Amounts”). William N. Thorndike, Jr., W. Nicholas Howley, Haitham Khouri, Vivek Raj and Tracy Britt Cool hold ownership interests of 33%, 33%, 25%, 7% and 2%, respectively, in the EverArc Founder Entity.
The Founder Advisory Agreement can be terminated at any time (i) by the EverArc Founder Entity if the Company ceases to be traded on the NYSE; or (ii) by the EverArc Founder Entity or the Company if there is (A) a Sale of the Company (as defined in the Founder Advisory Agreement) or (B) a liquidation of the Company.
Subject to certain limited exceptions, the EverArc Founder Entity’s liability for losses in connection with the services provided is excluded and the Company has agreed to indemnify the EverArc Founder Entity and its affiliates in relation to certain liabilities incurred in connection with acts or omissions by or on behalf of the Company or the EverArc Founder Entity. If the Founder Advisory Agreement is terminated under (i) or (ii)(A), the Company will pay the EverArc Founder Entity an amount in cash equal to: (a) the Fixed Annual Advisory Amount for the year in which termination occurs and for each remaining year of the term of the agreement, in each case at the Payment Price; and (b) the Variable Annual Advisory Amount that would have been payable for the year of termination and for each remaining year of the term of the agreement. In each case the Payment Price in the year of termination will be calculated on the basis of the Payment Year ending on the trading day immediately prior to the date of termination, save that in the event of a Sale of the Company, the Payment Price will be calculated on the basis of the amount paid by the relevant third party (or cash equivalent if such amount is not paid in cash). For each remaining year of the term of the agreement the Payment Price in each case will increase by 15% each year. No account will be taken of any Payment Price in any year preceding the termination when calculating amounts due on termination. Payment will be immediately due and payable on the date of termination of the Founder Advisory Agreement. On the entry into liquidation of the Company, an Advisory Amount will be payable in respect of a shortened year which will end on the trading day immediately prior to the date of commencement of liquidation. The Founder Advisory Agreement is governed by New York law.
Related Party Leases
The Company paid $0.4 million to lease real property from the sellers of First Response Fire Rescue, LLC, River City Fabrication, LLC, and H&S Transport, LLC (collectively, “Ironman”) during the year ended December 31, 2023. Shannon Horn, who serves as our Business Director, North America Retardant and Services, was one of the sellers of Ironman and owns 49% of SLCK Commercial Properties, LLC, the landlord to the leased real property.

Board Role in Risk Management
Our Board is responsible for overseeing our risk management process. Our Board performs its risk oversight function primarily through its standing Audit Committee, which reports to the entire Board and is comprised solely of Independent Directors. As described above in more detail under “Board Committees – Audit Committee,” the Audit Committee assists the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the financial reporting process, our system of internal controls and compliance regarding finance and accounting, audits of our financial statements and our policies on risk assessment and risk management. Our Board reviews the annual report from the Audit Committee, discussing the adequacy and effectiveness of our compliance policies and procedures. Our Board also assesses any recommendations from the Audit Committee based upon its annual review of the Audit Charter for changes that may be required to further assist the Audit Committee in performing its risk oversight responsibilities.
Our Board also focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Executive Committee, which reports to the entire Board, assists the Board by providing oversight relating to our enterprise risks. Our Executive Committee responsibilities include overseeing overall strategy, including top-level organizational structure and products or markets served and capital allocation and capital markets activities.
Communication with the Board
Shareholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Perimeter Solutions, SA, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg (registered office of Perimeter Solutions, SA) or 8000 Maryland Ave. Suite 350, Clayton, Missouri 63105, Attention: Corporate Secretary (offices of Perimeter Solutions, SA). The Board has directed our corporate secretary to forward shareholder communications to our Co-Chairmen of the Board and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his or her discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board’s corporate governance and oversight responsibilities.

DIRECTOR COMPENSATION
Our non-employee independent director compensation policy, which was adopted on November 8, 2021, immediately prior to the consummation of the Business Combination, provides for the following compensation for our non-employee independent directors:
•Annual Retainer. Each non-employee independent director is paid a cash retainer of $75,000 per year.
•Committee Fees. Each Committee chairperson is paid a cash retainer fee per year, as follows: $15,000 to the chairperson of our Audit Committee, $5,000 to the chairperson of our Compensation Committee and $5,000 to the chairperson of our Nominating and Corporate Governance Committee.
•Annual Equity Award. Every year, we will make grants of stock options to each non-employee independent director covering compensation for one fiscal year, granted on the same terms and conditions as those granted to our employees, which vest over five years, subject to the achievement of certain performance conditions. The terms and conditions of these options are discussed in greater detail under “Compensation Discussion and Analysis—Equity Compensation.”

•Reimbursements. In addition, all of our directors are entitled to be reimbursed by the Company for reasonable expenses incurred by them in the course of their directors’ duties relating to us.

Messrs. Howley, Thorndike, Jr. and Khouri will not receive compensation for their service as directors in light of their affiliation and control over the entity which provides advisory services to the Company in exchange for a fee, as described under “Corporate Governance—Certain Relationships and Related Party Transactions—Founder Advisory Agreement.” Mr. Goldberg also receives compensation for his services as Vice Chairman of the Company, but such compensation is not for his services as a director and therefore not included in the table below. In addition, Mr. Khouri, who serves as our Chief Executive Officer, is not entitled to receive compensation for his services as a director.
The table below sets forth the non-employee director compensation for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Tracy Britt Cool	75,000	157,150	232,150
Robert S. Henderson	80,000	255,500	335,500
Sean Hennessy	90,000	255,500	345,500
Vivek Raj	75,000	157,150	232,150
Bernt Iversen II	80,000	255,500	335,500
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(1)Represents the Black Scholes or Hull-White, as applicable, option-pricing model "fair value" on the date the options were granted. The performance-based stock options were granted to Ms. Cool and Messrs. Henderson, Hennessy, Iversen and Raj on February 15, 2023 and additional performance-based stock options were granted to Messrs. Henderson, Iversen and Hennessy on September 6, 2023 as compensation for the extensive additional services Messrs. Henderson, Iversen and Hennessy provided to the Company in 2023, including in connection with executive compensation matters.

(2)The following table sets forth the aggregate number of unexercised stock options to purchase Ordinary Shares outstanding at December 31, 2023 for each of our non-employee directors:

Name	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2023
Tracy Britt Cool	78,750
Robert S. Henderson	113,750
Sean Hennessy	113,750
Vivek Raj	78,750
Bernt Iversen II	99,167

EXECUTIVE OFFICERS
Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. Khouri is set forth above under “PROPOSAL 1—ELECTION OF DIRECTORS.”

Name	Age	Title
Haitham Khouri	43	Chief Executive Officer and Director
Kyle Sable	43	Chief Financial Officer
Noriko Yokozuka	47	General Counsel, Corporate Secretary and Compliance Officer
Jeffrey Emery	49	President of Global Fire Safety
Shannon Horn	50	Business Director, North America Retardant and Services
Stephen Cornwall	60	President of Specialty Products

Kyle Sable has served as Chief Financial Officer of the Company since November 2023. From May 2022 until November 2023, Mr. Sable served as Vice President, Strategy and Corporate Development for the Company. Prior to joining the Company, Mr. Sable served as a Principal for Banbury Partners from April 2014 until September 2021, an investment fund based in Charlotte, North Carolina. Mr. Sable has more than 20 years of investing and strategy experience in private and public companies across several Tiger Management-heritage investment funds, Bain Capital and Bain & Company. Mr. Sable holds a Bachelor of Business Administration with High Distinction from the University of Michigan and a Master of Business Administration with Distinction from Harvard Business School.
Noriko Yokozuka has served as General Counsel of the Company since the consummation of the Business Combination in November 2021. Ms. Yokozuka joined Perimeter Solutions in March 2018 as General Counsel. Prior to joining Perimeter Solutions, Ms. Yokozuka served as General Counsel for ICL Americas. She previously worked as in-house counsel for a healthcare venture capital firm and family office in New York. Ms. Yokozuka started her legal career with the Investment Management and Corporate groups at Skadden, Arps, Slate, Meagher & Flom. Previous to her legal career, Ms. Yokozuka was an associate at JPMorgan. Ms. Yokozuka received her law degree from the University of Virginia – School of Law and her undergraduate degree from Yale University.
Jeffrey Emery has served as President of Global Fire Safety since May 2022. Prior to joining the Company, Mr. Emery served as the Vice President and General Manager of Industrial Automation for the Americas at Norgren. Previously, Mr. Emery spent 10 years with Scott Safety, a global leader in high performance safety equipment for firefighters, military personnel and industrial workers. Following 3M’s acquisition of Scott Safety, Mr. Emery led the global business unit within 3M through a period of significant growth and business integration. Earlier in his career, Mr. Emery held commercial and general management roles within Honeywell’s Aerospace and Specialty Materials Divisions. Mr. Emery earned his BA in Psychology from Augustana (IL) College, and his MBA from University of Illinois, Urbana-Champaign.
Shannon Horn has served as Business Director, North America Retardant and Services of the Company since the consummation of the Business Combination in November 2021. Mr. Horn joined Perimeter Solutions in 2019 as Business Director and brings over 30 years of experience in the fire safety business. Since 2003, Mr. Horn owned and operated First Response Fire and Rescue, River City Fabrication and H&S Transport, which provided services and equipment support to the company’s fire safety business. Perimeter Solutions acquired these three businesses in March 2019. Mr. Horn holds accounting and business degrees from Long Beach City College and Portland State University – School of Business.
Stephen Cornwall has served as President of Specialty Products of the Company since the consummation of the Business Combination in November 2021. Mr. Cornwall joined Perimeter Solutions in December 2019 as Chief Commercial Officer and has over 27 years in the chemical industry, from Monsanto to Perimeter Solutions, in various sales and marketing management positions focused on the phosphorus and derivatives product lines. Mr. Cornwall is the former president of the Chemical Club of New England and the Racemics Group, as well as the former chairman and a board member of the Chemical Educational Foundation. He is also the 2012 recipient of the Supplier of the Year award from the National Association of Chemical Distributors. Mr. Cornwall holds a BA in Economics from Westminster College.

COMPENSATION DISCUSSION & ANALYSIS
Introduction
•Haitham Khouri – Chief Executive Officer or the "CEO"(1)
•Edward Goldberg – Vice Chairman and Former Chief Executive Officer or the "Former CEO"(2)
•Kyle Sable – Chief Financial Officer or the "CFO"(3)
•Charles Kropp – Former Chief Financial Officer or the "Former CFO"(4)
•Jeffery Emery – President, Fire Safety
•Shannon Horn – Business Director, North America Retardant and Services
•Noriko Yokozuka – General Counsel and Chief Administrative Officer
___________________________________
(1)Mr. Khouri assumed the position of CEO on March 8, 2023.
(2)Mr. Goldberg transitioned from CEO to Vice Chairman on March 8, 2023.
(3)Mr. Sable transitioned from Vice President, Strategy and Corporate Development to CFO on November 16, 2023.
(4)Mr. Kropp's employment ended on November 16, 2023.
Named Executive Officer ("NEO") Transitions in 2023
Effective on March 8, 2023, Haitham Khouri was appointed to serve as the CEO of the Company. Mr. Khouri succeeded Mr. Goldberg, who transitioned to the role of Vice Chairman. In connection with Mr. Goldberg’s appointment as Vice Chairman, we entered into an amendment to Mr. Goldberg’s employment agreement (the “Goldberg Amendment”) which is described below under “Employment Agreements.”
In connection with Mr. Khouri’s appointment, we entered into an Employment Agreement with Mr. Khouri, which amended and restated his existing employment agreement (the “Khouri Employment Agreement”). Pursuant to the Khouri Employment Agreement, Mr. Khouri: (i) is entitled to an annual base salary of $525,000 and a target bonus opportunity of 100% of Mr. Khouri’s annual base salary, and (ii) received an additional grant of performance-based stock options to purchase 2,000,000 ordinary shares of the Company with an exercise price per share equal to the closing price per ordinary share on the grant date. The options will be eligible to vest based on the same performance goals for fiscal years 2023 through 2027 as those set forth in the option agreements of other executive officers covering the same performance periods.
Mr. Sable transitioned from Vice President, Strategy and Corporate Development to CFO on November 16, 2023 when Mr. Kropp’s employment terminated. In connection with his promotion, we entered into an Employment Agreement with Mr. Sable (the “Sable Employment Agreement”), pursuant to which Mr. Sable is entitled to an annual base salary of $330,000 and a target annual bonus equal to 50% of his annual base salary. The terms and conditions of the Sable Employment Agreement are otherwise similar to those in the employment agreements of the other executive officers. Mr. Sable also received an additional grant of 100,000 performance-based options under the Company’s 2021 Equity Plan, which shall be eligible to vest based on the same performance goals for fiscal years 2023 through 2027 as those set forth in the option agreements of other executive officers covering the same performance periods. In connection with Mr. Kropp’s departure, we entered into a Separation and Release Agreement (the “Kropp Separation Agreement”) with Mr. Kropp which is described under “Employment Agreements.”
Compensation Philosophy and Objectives
We are committed to providing a fair and market competitive executive compensation program that will attract, retain and reward high-performing employees. Our compensation package is tied to the Company meeting short-term and long-term financial targets and individuals achieving annual performance goals. Below are the objectives of our program:

Focus on Long-Term Performance. We emphasize long-term performance and retention of superior executive talent by limiting short-term cash compensation, such as salary and annual incentive payouts, with a focus on long-term equity awards.
Performance Expectations and Shareholder Alignment. We provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value. We establish clear financial goals focused on the overall success of the Company.
Employee Retention. We reinforce our mission to recruit and retain a highly motivated workforce to support the overall growth and performance of the Company.
Overview of 2023 Performance
The 2023 North American fire season was very mild, with U.S. acres burned ex-Alaska at 2.3 million acres, which represented an almost 50% decrease compared to 2022 and almost 60% below the 10-year US average. Despite the mild 2023 fire season primarily driven by idiosyncratic weather events, including record aggregate rainfall and snowpack in some of the most fire prone regions of the United States in the first half of the year, 2023 Fire Safety revenue, EBITDA, and EBITDA margin were all roughly flat versus 2022. We believe the 2023 financial results for Fire Safety outperformed the decline in acres burned principally due to improved unit economics throughout our retardant business, strong performance from our international retardant markets and excellent performance from our suppressants business. As disclosed in our financial statements for the fiscal year ended December 31, 2023, in our Annual Report on Form 10-K, Fire Safety Revenue and Adjusted EBITDA was approximately $225.6 million and $76.2 million, respectively. Fire Safety Adjusted EBITDA margins were flat versions 2022—34% in 2023 compared to 34% in 2022.
The Specialty Products segment also experienced a weak demand environment in 2023 due to inventory destocking activity in the specialty chemicals supply chain. The Specialty Products segment 2023 full-year sales decreased by 28% to $96.6 million compared to $133.9 million in 2022. Full-year Adjusted EBITDA decreased by 57% to $20.6 million compared to $48.0 million in 2022. EBITDA margin was 21% compared to 36% for 2022. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.
During a mild 2023 fire season, our management team stayed committed to focusing on driving long-term equity value creation through consistent improvement of our operational value drivers: profitable new business, continual productivity improvements, and pricing to reflect the value we provide. In addition to making significant progress on the three operational value drivers, our management team sought to maximize equity value creation through allocation of capital, as well as management of our capital structure. We repurchased 6.3 million shares in the fourth quarter, with the average price of $4.21 and repurchased approximately 12.2 million shares in 2023, at the average price of $5.24.
Our management team delivered on a number of key strategic initiatives throughout 2023.
•Introduction of Solberg 3% Mil-Spec Synthetic Fluorine-Free Foam (SFFF), the first fluorine-free firefighting foam concentrate to be added to the Department of Defense Qualified Products List (QPL).
•Fire suppressant sales increased $15.2 million in the Americas, $4.4 million in Europe and $0.7 million in Asia Pacific due to growth in sales of new fluorine free foam concentrates, a strong performance in emergency response business and expansion into new geographies and markets.
•Canada experienced a historic fire season in 2023. Our Canadian Fire Safety operations accounted for 14% of the Company’s annual revenues, compared with 5% in 2022.
For more information, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our audited financial statements included therein.
Compensation Governance Practices
Our executive compensation program is based on the following best practices:

What We Do	What We Don't Do
Equity compensation is based on performance-based options.	Our option program is driven by specific performance criteria. We do not issue time-vested options or any other types of time-vested equity awards.
Regular review of compensation, especially incentive compensation to ensure, continued alignment with our strategy.	We do not provide any post-employment retirement or pension benefits to our executive officers that are not available to our employees generally.
Compensation Committee consisting entirely of independent directors.	We do not provide tax gross-ups for payments or benefits paid in connection with a change in control.
The Compensation Committee directly retains an independent compensation consultant.	We do not permit short sales, hedging, or pledging of share ownership positions involving derivatives of our Ordinary Shares.
Robust share ownership and share retention guidelines.	We do not permit re-pricing or backdating of equity awards.
Executive Compensation Setting Process
Compensation Committee Review and Discretion
Our Board has:
•established on November 1, 2021 a compensation committee in accordance with article 441-6 of the Luxembourg law of August 10, 1915 on commercial companies as amended; and
•adopted a written Compensation Committee Charter that governs the responsibilities of the Compensation Committee.
The Compensation Committee reviews and approves the compensation of the Company’s NEOs in accordance with the Company’s executive compensation philosophy. Our Compensation Committee is comprised entirely of independent directors who are informed by the experience of their members and advised by the Compensation Committee’s independent compensation consultant, other directors, the CEO and other members of our management team.
In its evaluation of the annual performance of the CEO in light of our goals and objectives, the Compensation Committee considers all relevant factors, including our performance and relative shareholder return, execution on our operational value drivers, the value of similar awards to chief executive officers of comparable companies and the awards given to our CEO in past years. The Compensation Committee also reviews and approves option grants to executive officers and any other participants under our equity-based compensation plan. The Compensation Committee has full power and authority to administer these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans.
The Role of the Chief Executive Officer
The CEO provides compensation recommendations for the NEOs (other than himself) to the Compensation Committee, which considers these recommendations as part of its evaluation. However, the review, analysis, and final approval of compensation actions are made solely by the Compensation Committee. Recommendations for the annual incentive payments are made based on our financial performance for the relevant year, and the CEO’s personal review of each NEOs performance, job responsibilities, execution against our value drivers and our overall business strategy, as well as our compensation philosophy. At the Compensation Committee’s request, for 2023, Mr. Khouri provided an assessment of each NEO’s job performance against the company value drivers, execution on key business strategies and any performance highlights that provided additional value to the Company.
The Role of the Compensation Consultant
During 2023,the Compensation Committee continued to engage F.W. Cook & Co., Inc. (“FW Cook”) to serve as the Company’s compensation consultant and to provide independent advice, research, and analytical services on a variety of subjects, including compensation of executive officers and executive compensation trends. FW Cook evaluated executive compensation policies and guidelines and provided analysis of policies and guidelines compared to best practices in the industry. The Compensation Committee has reviewed the independence of FW Cook in light of SEC rules and NYSE Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2023 did not raise any conflict of interest and that FW Cook is independent.
Consideration of the Shareholder Advisory Vote on Executive Compensation
We held an advisory vote on executive compensation in the 2023 fiscal year, which received the support of 81% of our shareholders at our 2023 Annual Meeting of Shareholders. Both our Compensation Committee and our Board periodically reevaluate our executive compensation philosophy and practices in light of our performance, needs and development, and will take into account the outcome of future non-binding advisory votes by our shareholders.
Peer Group and Market Benchmarking
We benchmark NEO compensation levels using a peer group of companies. The peer group identified by FW Cook, our compensation consultant, consisted of 16 publicly traded chemical companies:

AgroFresh Solutions, Inc. (AGFS)	Chase Corporation (CCF)	Ingevity Corporation (NGVT)	LSB Industries, Inc. (LXU)
American Vanguard Corporation (AVD)	CVR Partners LP (UAN)	Innospec Inc. (IOSP)	Rayonier Advanced Materials Inc.(RYAM)
Amyris, Inc. (AMRS)	Ecovyst, Inc. (ECVT)	Intrepid Potash, Inc. (IPI)	Trecora Resources (TREC)
Balchem Corporation (BCPC)	Hawkins, Inc. (HWKN)	Livent Corporation (LTHM)	Tredegar Corporation (TG)
The peer group was selected by evaluating size, analogous industries, annual revenues, statistical reliability, and market capitalization as well as those companies that are perceived competitors for talent. Overall, our cash compensation levels are generally below a competitive range of the market median, while the total direct compensation is above market which reflects the risk premium associated with the performance-based options.

Components of the Executive Compensation Program

Component	Fixed or Variable	Component Goal(s)	Key Features and Considerations
Base Salary	Fixed	Employee Retention	•	Salary paid in cash. Stable source of income and standard for executive compensation plans. Provides compensation for day-to-day contributions.

			•	We support equitable pay practices and consider benchmarks based on geography, industry, and other relevant factors.

Annual Cash Incentive Compensation	Variable	Employee Retention	•	Cash incentive earned and awarded annually.

		Performance Expectations	•	Quantitative metric based on EBITDA targets.

			•	Creates a variable incentive opportunity as a portion of the executive compensation package.

			•	Reinforces and rewards executives for delivering key business goals which are short term in nature.

			•	Pays only when minimum performance criteria are met and pays above market when target performance criteria are exceeded.

			•	Split between quantitative metric and qualitative individual performance assessment to ensure alignment with shareholders while rewarding executive for key individual contributions.

Equity Compensation	Variable	Performance Expectations and Shareholder Alignment	•	Long-term equity-based incentives awarded periodically in the form of performance-based options.

		Focus on long-term performance	•	Create a compensation opportunity aligned with the interests of shareholders.

			•	Provides incentive to achieve sustained performance and growth over a longer term.

			•	Rewards executives for delivering shareholder return.
Base Salaries
Each of our NEOs receives a base salary which has been established by our Compensation Committee, taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our NEOs are reviewed annually by our Compensation Committee or Board, as applicable, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
For the year ended December 31, 2023, the annual base salaries for each of Messrs. Khouri, Goldberg, Sable, Kropp, Emery, Horn and Ms. Yokozuka were $524,992, $614,349, $330,000, $330,000, $329,992, $266,240 and $320,008, respectively. This represents an increase of approximately 5% for all NEOs except Mr. Khouri, whose salary increase was approximately 9.4% with his promotion to CEO in 2023. Mr. Sable, whose salary increase was approximately 12% in connection with his promotion to CFO in 2023 and Mr. Horn, whose salary increase was approximately 3.8%.
Annual Cash Incentive Compensation
Consistent with our pay-for-performance philosophy, and to promote alignment with shareholders’ interests, we expect that each NEO’s compensation will be based, at the discretion of the Compensation Committee, on both Company and individual performance. For 2023, payouts under our annual cash incentive plan were based on the combination of our EBITDA performance and each executive’s individual performance.
Target Opportunity. For 2023, all of our NEOs were eligible for an annual cash incentive opportunity calculated as a percent of their base salaries, as outlined below, based on the achievement of performance criteria tied to (i) our annual Adjusted EBITDA performance and (ii) the NEOs individual achievement targets that were tied to Company level financial, operational value driver and business strategies.
The Company adjusted its compensation program in 2023 to better align its financial incentives to consolidated or platform level performance. Each NEO’s incentive opportunity was adjusted from 60% annual Adjusted EBITDA performance of the entire Company and 40% NEOs individual achievement targets, to 75% Adjusted EBITDA performance of consolidated or platform level performance and 25% NEOs individual achievement targets. By adjusting the weighting more to Adjusted EBITDA targets, achievement of financial performance was further emphasized, and by attaching financial targets to consolidated or platform level performance, each NEO’s performance became more closely aligned to his or her areas of responsibilities.

After such change, for 2023, Mr. Khouri, Mr. Goldberg, Mr. Sable, Mr. Kropp and Ms. Yokozuka’s Adjusted EBITDA component is tied to the Company’s consolidated EBITDA performance. Mr. Emery’s Adjusted EBITDA component is tied to the EBITDA performance of the Fire Safety Platform and Mr. Horn's Adjusted EBITDA component is tied to the applicable area of his responsibilities within the Fire Safety Platform.

Named Executive Officer	Target Annual Incentive as a Percentage of Salary	Adjusted EBITDA Component	Individual Performance Component
Haitham Khouri	100%	75%	25%
Edward Goldberg	100%	75%	25%
Kyle Sable	50%	75%	25%
Charles Kropp	50%	75%	25%
Jeffery Emery	50%	75%	25%
Shannon Horn	40%	75%	25%
Noriko Yokozuka	40%	75%	25%
EBITDA Performance
2023 Performance and Payout. For 2023, when considering Adjusted EBITDA targets for the consolidated business or platform, the Compensation Committee considered many factors, including (i) the implementation of our key operational value drivers of (A) profitable new business, (B) productivity, (C) pricing our products to the value they provide, (ii) fluctuations in the severity of the North American fire season, and (iii) any other materially impactful external factors.
The 2023 Adjusted EBITDA goals and corresponding performance levels are noted below.

	Threshold	Target	Maximum	Fiscal Year 2023 Results
Adjusted EBITDA Consolidated	$80,950	$161,900	$242,850	$96,800
Adjusted EBITDA Fire Safety Platform	$48,784	$97,567	$146,351	$76,214
For 2023, actual Adjusted EBITDA was 60% of the 2023 target for Adjusted EBITDA Consolidated and 78% of the 2023 target for the Adjusted EBITDA Fire Safety Platform. The Adjusted EBITDA Fire Safety Platform includes certain adjustment factors, including adjustment for costs and expenses allocable to the platform as well as an adjustment factor based on ex-Alaska acres burned, as published by the National Interagency Fire Center. A portion of the budget for the Adjusted EBITDA Fire Safety Platform is adjusted upwards or downwards up to 25% based on the severity of the fire season. Specifically, the Fire Safety Platform Adjusted EBITDA is revised by a linear adjustment of a portion of the budget downwards to 75% between 3 million and 6 million acres ex-Alaska burned, or upwards to 125% between 7 million and 10 million acres ex-Alaska burned. For 2023, a portion of the Adjusted EBITDA Fire Safety Platform budget was adjusted downwards to 75% based on 2.3 million acres burned ex-Alaska. The Adjusted EBITDA Fire Safety Platform is calculated against the budget of five business units: Fire Safety EMEA, Fire Safety APAC, Fire Safety Americas Suppressants, Fire Safety Prevention and Protection and Fire Safety Americas Retardant, and the Adjusted EBITDA Fire Safety Platform achievements is the sum of the achievement of all five business units subject to adjustments as described above.
The 2023 cash incentive opportunity threshold, target and maximum, actual performance as a percentage of the Adjusted EBITDA target, and the actual payouts as a percentage of target for such performance were as follows:

Named Executive Officer	Threshold	Target	Maximum	Actual	Payout
Haitham Khouri	38%	75%	113%	45%	45%
Edward Goldberg	38%	75%	113%	45%	45%
Kyle Sable	19%	38%	57%	23%	23%
Charles Kropp	19%	38%	57%	23%	38%
Jeffery Emery	19%	38%	57%	29%	29%
Shannon Horn	15%	30%	45%	19%	19%
Noriko Yokozuka	15%	30%	45%	18%	18%
Individual Performance
A portion of each NEO’s annual incentive payment is comprised of such NEO’s individual performance. Such individual performance is based on the NEO’s performance against a set of annual targets that are determined at the beginning of each year. Each NEO’s annual targets are set against each NEO’s contribution to and execution on, corporate value drivers and our overall business strategy.
The 2023 individual performance targets and actual performance for 2023, and the payouts as a percentage of target for such performance were as follows:

Named Executive Officer	Threshold	Target	Maximum	Payout
Haitham Khouri	13%	25%	38%	34%
Edward Goldberg	13%	25%	38%	25%
Kyle Sable	6%	13%	20%	15%
Charles Kropp	6%	13%	20%	13%
Jeffery Emery	6%	13%	20%	17%
Shannon Horn	5%	10%	15%	12%
Noriko Yokozuka	5%	10%	15%	12%
Combined EBITDA and Individual Performance
The following table shows the 2023 annual cash incentive awards, including the threshold, target and maximum potential payouts under those awards, and the actual payout amount based on the payouts described above for Adjusted EBITDA and individual performance, for each of our named executive officers.

	2023 Annual Cash Incentive Awards
Named Executive Officer	Threshold	Target	Maximum	Payout
Haitham Khouri	$262,496	$524,992	$787,488	$411,342
Edward Goldberg	$307,174	$614,349	$921,524	$429,135
Kyle Sable	$82,500	$165,000	$247,500	$106,026
Charles Kropp	$82,500	$165,000	$247,500	$165,000
Jeffery Emery	$82,498	$164,996	$247,494	$151,940
Shannon Horn	$53,248	$106,496	$159,744	$82,335
Noriko Yokozuka	$64,002	$128,003	$192,005	$94,853
2023 Equity Compensation
On March 8, 2023 and November 16, 2023, we granted 2,000,000 and 100,000 performance-based nonqualified stock options to Haitham Khouri and Kyle Sable, respectively. Each grant is subject to the terms and conditions set forth in the 2021 Equity Plan and a stock option agreement entered into between the Company and the applicable recipient.
For the year ended December 31, 2023, no portion of the performance-based options granted to our NEOs have vested to date as the achievement of annual operating performance per diluted share ("AOP"), based on EBITDA compounded annual growth rate criteria, was not achieved for 2023, but can still be earned based on performance in future periods.
Performance-Based Non-Qualified Stock Option Program
Overview
The equity component of our management’s compensation emphasizes long-term shareholder value creation through performance-based options. This is a substantial, at-risk component of our management’s compensation that is tied to performance. We believe that performance-based non-qualified stock option grants motivate and incentivize management to focus on long-term performance and align the interests of our management with the interests of shareholders by reinforcing the long-term goal of increasing shareholder value and yielding returns comparable to or higher than well-performing private equity funds and promoting the stability and retention of our high-performing executive team over the long-term. Each of our NEOs are recipients of option awards under our stock option program.
We typically grant options that are eligible to vest over a five-year period to employees in connection with new hires, promotions or as otherwise determined by the Compensation Committee (each, a “5-Year Option”). Thereafter, we generally expect plan participants to receive extension awards in connection with assumption of increased responsibilities and execution on the company’s long term business strategy.

In February 2024, the Compensation Committee approved annual extension awards that are eligible to vest based on performance in the fifth year following the awards (each, an “Annual Extension”) and biennial extension awards that are eligible to vest in the fourth and fifth year following such extension awards (each, a “Biennial Extension”). Biennial Extensions were granted to certain recipients who previously received a 5-Year Option covering the performance years of 2022 through 2026 (the options covered by these Biennial extensions will be eligible to vest based on performance goals for 2027 and 2028); and Annual Extensions to certain recipients who previously received a 5-Year Option covering the performance years of 2023 through 2027 (the options covered by these Annual Extensions will be eligible to vest based on performance goals for 2028). In February 2024, we also granted an additional 5-Year Option covering 500,000 performance-based options to Mr. Khouri.

Performance-Based Option Vesting at Specific Targets
Option vesting is subject to specific performance criteria. The 5-Year Options had been eligible to vest over a five-year period in equal annual tranches based on the AOP targets. The AOP targets are based on a minimum and maximum compounded annual growth rate from a baseline AOP. For the initial 5-Year Options granted in connection with our initial public offering in November 2021, we used a baseline AOP of $10 to set the annual AOP targets. For the subsequent 5-Year Options granted to our newly hired or promoted executives in 2022 and 2023, we continued to use the same AOP targets to ensure that the initial short- and long-term performance goals for our executive management team were aligned. The Company intends to use the actual or estimated AOP for a recently completed performance year as the baseline AOP to establish the AOP targets for new grants. This was the approach taken in establishing the future performance goals for the Biennial Extensions and Annual Extensions granted in February 2024. Resetting the baseline AOP means that the growth targets will appropriately reflect the then-current goals of the Company and ensures that the performance-based options will be more likely to continue to serve as a meaningful incentive to the participants.
The actual AOP achieved for any given year is calculated in accordance with a formula set forth in the award agreements. For each yearly tranche, the 5-Year Options had required 13.5% compounded annual growth for minimum vesting (resulting in 25% of that tranche vesting) and 23.5% compounded annual growth for maximum vesting (resulting in 100% of that tranche vesting).
However, in May 2023, we amended all our outstanding 5-Year Option agreements to better promote sustained growth and value creation over time, while also accounting for seasonal fluctuations outside the Company’s control, to ensure that its employees remain motivated and incentivized to achieve short- and long-term goals. In furtherance of these objectives, these amendments:
•adjusted the minimum and maximum AOP compound annual growth targets from 13.5% and 23.5% to 10% and 20%, respectively;
•adjusted and simplified the manner in which the option may vest after each performance year by eliminating the two-year look-back and look-forward provisions for excess AOP, and replacing it with the cumulative vesting provision described below under “Cumulative Vesting”; and
•added an alternative vesting provision based on the market price of the Company’s ordinary shares exceeding a certain price threshold for a sustained period commencing in the third fiscal year after grant, as described in more detail below under “Equity Sweep Provision.”
The amendments also made certain clarifying and other changes. The exercise price and the number of the options granted by the original stock option agreements did not change. The Biennial Extensions and the Annual Extensions contained the same substantive terms and conditions as the as-amended option agreements.
For any given performance year, the AOP for such year will be an amount equal to: (1) the difference of (a) the product of (i) EBITDA and (ii) a weighted EBITDA multiple of future acquisitions as determined by the Compensation Committee, less (b) net debt; divided by (2) the number of fully diluted shares, excluding ordinary shares issuable pursuant to the Founder Advisory Agreement (as determined in accordance with GAAP) as of the last day of the applicable fiscal year. The targets and definitions tied to the AOP calculation may be adjusted, in the sole discretion of the Compensation Committee, for, among other things, any acquisition or disposition of any business by the Company or any dividend or other distribution, merger or share repurchase.
2023 AOP did not meet the 10% minimum growth rate, so no options were earned based on 2023 performance, but may still be earned based on performance in future years.
AOP takes into consideration:
•growth in EBITDA,
•management of capital structure;
•cash generation;
•acquisition performance, including the acquisition price paid; and
•the impact of option dilution on common shares outstanding.
We use AOP as the performance-based metric because it focuses management on the fundamentals of shareholder value creation.
Cumulative Vesting
We view our performance on a long-term basis and set our targets to achieve long-term compound annual and cumulative growth. The original option agreements provided that if the actual AOP achieved for any given year had exceeded the maximum target, such excess could have been treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. However, in May 2023, we amended our option agreements to eliminate this two-year look-back and look-forward provision, replacing it with a cumulative vesting mechanism whereby the unvested portion from each annual tranche is added to the eligible amount of options that may vest based on performance the following year. By allowing the unvested portions to carry forward in this manner, the vesting at the end of each year will be no less than representative of the cumulative AOP performance through such year. This cumulative vesting approach is intended to reward performance over time, while also continuing to provide the employees the opportunity to earn yearly tranches prior to the completion of the full performance period. We believe this will ensure that our employees remain incentivized throughout the full performance period to meet the cumulative performance goals. It also creates a simpler process that is more intuitive for participants to understand than the two-year look-back and look-forward provision.
In addition, if any options remain unvested at the end of the fifth performance year covered by the option agreement, such unvested options may still vest based on the AOP achieved for the sixth and seventh performance years. The minimum and maximum AOP targets for these final two years will continue to reflect the same 10% and 20% cumulative growth, respectively, compared to the then-prior year. Therefore, if there is a seasonal fluctuation outside the Company’s control in the fifth performance year covered by a 5-Year Option or any Biennial Extension or Annual Extension, this provides our employees with a meaningful opportunity to still obtain full vesting of their options by meeting the cumulative growth targets in the following two performance years.
Equity Sweep Provision
The as-amended option agreements also added an equity sweep provision whereby if the market price of the Company’s ordinary shares exceeds an amount equal to (i) two times the exercise price less (b) any dividends per share paid after the applicable grant date, on any 60 trading days within any 12-month period commencing on or after the first day of the third performance year covered by the 5-Year Option and ending on the last day of the fifth performance year covered by the 5-Year Option (the 60th day on which such price threshold is met during such period, the “Trigger Date”), then all options that remain unvested as of the Trigger Date will no longer be subject to the AOP performance-based conditions. If the Trigger Date is prior to the first day of the fifth performance year, then 50% of such unvested options will vest on the last day of the fourth performance year and the remaining 50% will vest on the last day of the fifth performance year. If the Trigger Date is during the fifth performance year, then 100% of the unvested options will vest on the last day of the fifth performance year. In each case, such vesting will remain subject to the participant’s continuous service through the applicable vesting date.
Other Performance Vesting Criteria
Pursuant to the Goldberg Amendment, Mr. Goldberg’s option agreement was amended to adjust the performance terms and conditions of the outstanding 5-Year Options granted thereunder so that 50% of such outstanding options eligible to vest in each of fiscal years 2023 through 2026 will remain subject to the existing performance terms and conditions, and the remaining 50% of such outstanding options eligible to vest in such fiscal years based on the achievement of certain performance goals to be established annually by the Compensation Committee of the Board related to the Mr. Goldberg’s position and duties as Vice Chairman. See “Employment Agreements—Edward Goldberg” for additional details. In February 2024, Mr. Goldberg received a Biennial Extension that provided for the same split of performance criteria.
Employee Benefit Plans
Our NEOs are eligible to participate in employee benefit plans, including medical, life and disability benefits on the same basis as other eligible employees. These benefits include:
•health, dental and vision insurance;
•vacation, paid holidays and sick days;
•group term life insurance, voluntary life insurance and supplemental accident and critical illness insurance; and
•short-term and long-term disability insurance.
The employment agreements and related severance payments available to our NEOs are described in more detail under the Sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

401(k) Plan
Our NEOs are eligible to participate in an employee 401(k) plan, which consists of a match and an employer discretionary contribution. The plan allows both pre-tax and ROTH contribution options.
•The company match formula under the 401(k) safe harbor plan is 100% of the first 3% and 50% of the next 2%, which is vested when contributed.
•The employer discretionary amount for non-safe harbor employer contribution is 3% of eligible compensation, which has an initial 3-year cliff vesting schedule.
Other Compensation-Related Practices and Policies
Prohibition on Hedging, Pledging and Short Sales. No director, officer or employee is permitted to pledge our shares or engage in short sales or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our shares. We allow for certain portfolio diversification transactions, such as investments in exchange funds. All of the directors and executive officers are in compliance with this policy.
Share Retention Guidelines. The majority of our executive officers, including our Chief Executive Officer and other NEOs are required to hold a minimum level of personal investment of $2.2 million (for Chief Executive Officer and Vice Chairman), $1.5 million (Business Director, North America Retardant & Services), $1.2 million (for President of Fire Safety), $600,000 (Chief Financial Officer), $400,000 (President of Specialty Products), and $450,000 (General Counsel and Chief Administrative Officer), respectively, in our shares pursuant to share retention guidelines attached to their respective award agreement. The aggregate value may include the fair market value of shares associated with underlying options over the exercise price, but half of the value must be attributable to our shares held by each officer.
Clawback Policy. In 2023, the Board of Directors adopted a clawback policy for the Company’s executive officers (the “Executive Officer Clawback Policy”) that authorized the Company to recover incentive-based compensation previously paid to its Section 16 officers and any other senior executives as determined by the Compensation Committee. The policy provides that, in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive-based compensation received by a Section 16 officer of the Company. For purposes of this policy, incentive-based compensation means any compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure, which may include stock price, total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return, and AOP criteria.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Bernt Iversen II, Chair
Vivek Raj
Sean Hennessy
Robert S. Henderson

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our NEOs for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Haitham Khouri(5) Chief Executive Officer	2023	524,992	—	8,440,000	411,342	—	45,907	9,422,241
Edward Goldberg(6) Vice Chairman and Former Chief Executive Officer	2023	614,349	—	—	429,135	—	49,948	1,093,432
	2022	582,500	651,034	—	514,800	—	47,764	1,796,098
	2021	383,750	—	18,990,125	285,000	—	48,483	19,707,358
Kyle Sable(7) Chief Financial Officer	2023	286,163	—	203,000	106,026	—	49,902	645,091
Charles Kropp Former Chief Financial Officer	2023	288,743	—	—	164,996	—	88,915	542,654
	2022	275,348	—	1,920,000	132,000	—	47,982	2,375,330
Jeffery Emery President of Global Fire Safety	2023	329,992	—	—	151,940	—	45,123	527,055
Shannon Horn Business Director, North America Retardant and Services	2023	266,240	—	—	100,548	—	41,220	408,008
	2022	254,295	1,060,754	—	100,548	—	47,754	1,463,351
Noriko Yokozuka General Counsel and Chief Administrative Officer	2023	320,008	—	—	94,853	—	22,178	437,039
	2022	303,750	137,698	—	107,400	—	24,291	573,139
_________________
(1)For the year ended 2023, amounts represent the annual bonuses paid to our NEOs. For the year ended December 31, 2022, amounts represent bonuses paid in connection with the consummation of the Business Combination.
(2)Represents the fair value of the stock option awards calculated using the Black-Scholes option-pricing model or Hull-White model, as applicable, on the date such option awards were granted.
(3)Represents the annual bonus earned by each of our Named Executive Officers pursuant to their respective employment agreements based on the achievement of the applicable performance conditions. See “Compensation Discussion and Analysis” and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for additional information.
(4)For the year ended December 31, 2023, amounts reported were the following: (i) for Mr. Khouri, $23,100 in 401(k) plan contributions; $21,079 in Company-paid medical, dental, life and disability insurance premiums; and $1,728 in group term life insurance benefits; (ii) for Mr. Goldberg, $23,100 in 401(k) plan contributions; $25,120 in Company-paid medical, dental, life and disability insurance premiums; and $1,728 in group term life insurance benefits; (iii) for Mr. Sable, $23,100 in 401(k) plan contributions; $25,120 in Company-paid medical, dental, life and disability insurance premiums; and $1,682 in group term life insurance benefits; (iv) for Mr. Kropp, $23,100 in 401(k) plan contributions; $23,027 in Company-paid medical, dental, life and disability insurance premiums; $1,539 in group term life insurance benefits; and $41,249 in severance payments actually paid in 2023 in connection with his departure on November 16, 2023; (v) for Mr. Emery, $23,100 in 401(k) plan contributions; $20,295 in Company-paid medical, dental, life and disability insurance premiums; and $1,728 in group term life insurance benefits; (vi) for Mr. Horn $23,100 in 401(k) plan contributions; $16,392 in Company-paid medical, dental, life and disability insurance premiums; and $1,728 in group term life insurance benefits; and (vii) for Ms. Yokozuka, $19,343 in 401(k) plan contributions; $1,263 in Company-paid medical, dental, life and disability insurance premiums; and $1,572 in group term life insurance benefits.
(5)Mr. Khouri was named CEO effective March 8, 2023.
(6)Mr. Goldberg was named Vice Chairman effective March 8, 2023. Prior to March 8, 2023, Mr. Goldberg was CEO of the Company. Compensation includes amounts paid to Mr. Goldberg prior to being named Vice Chairman.

(7)Mr. Sable was promoted to CFO on November 16, 2023. Prior to November 16, 2023, Mr. Sable was Vice President, Strategy and Corporate Development. Compensation includes amounts paid to Mr. Sable prior to being named CFO.

Grants of Plan-Based Awards
The following table provides information about cash (non-equity) and equity incentive compensation awarded to our NEOs in 2023 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the date the equity awards were granted; (3) the number of performance-based option awards granted; and (4) the fair value of the performance-based option awards on the date such options were granted. The performance-based stock option awards were granted under our 2021 Equity Plan, which is discussed in greater detail in this Proxy Statement under the caption “Compensation Discussion and Analysis.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Fair Value of Option Awards on the Date Granted ($)
Name	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Haitham Khouri	3/15/2024	262,496	524,992	787,488
	3/8/2023	—	—	—				2,000,000	8.26	8,440,000
Edward Goldberg	3/15/2024	307,175	614,349	921,524
Kyle Sable	3/15/2024	71,541	143,082	214,623
	11/16/2023	—	—	—				100,000	3.89	203,000
Charles Kropp	11/16/2023	82,500	165,000	247,500
Jeffery Emery	3/15/2024	82,498	164,996	247,494
Shannon Horn	3/15/2024	66,560	133,120	199,680
Noriko Yokozuka	3/15/2024	64,002	128,003	192,005
_______________
(1)The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2023 performance. None of our NEOs were granted plan-based awards in 2023 except in the cases of the equity awards of Messrs. Khouri and Sable, which were granted on March 8, 2023 and November 16, 2023 in connection with their appointments as CEO and CFO, respectively. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)As described in the Compensation Discussion and Analysis section on pages 20 to 30, each performance metric in the annual incentive compensation program has a threshold, target and maximum level, entitling the officer to 50%, 100%, 150% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 100% of his or her annual cash incentive bonus target if Perimeter and the individual met each of the performance metrics at the maximum level.

Outstanding Equity Awards at 2023 Fiscal Year End
The following tables provide information concerning unexercised options for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2023.

Name	Option Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Haitham Khouri	3/8/2023	—	2,000,000	2,000,000	$8.26	3/8/2033
Edward Goldberg	11/8/2021	87,500	3,000,000	3,000,000	$10.00	11/8/2031
Kyle Sable	11/16/2023	—	100,000	100,000	$3.89	11/16/2033
	5/6/2022	—	500,000	500,000	$8.36	5/6/2032
Charles Kropp	5/6/2022		200,000	200,000	$8.36	11/16/2032
	11/8/2021	2,917	40,000	40,000	$10.00	11/16/2032
Jeffery Emery	5/6/2022		1,000,000	1,000,000	$8.36	5/6/2032
Shannon Horn	11/8/2021	24,879	850,000	850,000	$10.00	11/8/2031
Noriko Yokozuka	11/8/2021	17,500	600,000	600,000	$10.00	11/8/2031
________________
(1)In 2023, none of our NEOs were granted stock options other than Messrs. Khouri and Sable in connection with their new roles as CEO and CFO, respectively.
(2)The stock options awarded pursuant to each stock option granted vests and become exercisable in five equal annual installments upon the achievement of certain performance criteria for the applicable fiscal year ended and remaining in continuous service through each applicable vesting date.
Employment Agreements
We have entered into employment agreements with each of our NEOs summarized below.
Haitham Khouri
On March 8, 2023, we entered into an employment agreement with Haitham Khouri. Pursuant to his employment agreement, Mr. Khouri will serve as Chief Executive Officer for an indefinite term of employment that continues until terminated. Mr. Khouri is entitled to receive an initial base salary of $525,000 per year, subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Khouri is also entitled to a target annual bonus opportunity equal to 100% of his annual base salary. For the fiscal year 2023, Mr. Khouri received a base salary of $524,992, and his annual bonus was $411,342.
Pursuant to his employment agreement, Mr. Khouri is also entitled to reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefits plans that are generally available to other senior officers.
Under his employment agreement, Mr. Khouri is entitled to severance payments upon a termination without “Cause”, resignation for “Good Reason”, or termination due to “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Khouri will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Khouri for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to Mr. Khouri executing a release of claims.
Pursuant to his employment agreement, Mr. Khouri is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Khouri is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 15 months thereafter.

Edward Goldberg
On October 1, 2021, we entered into an employment agreement with Edward Goldberg. Pursuant to his employment agreement, Mr. Goldberg was serving as Chief Executive Officer for an indefinite term employment that continues until terminated. Mr. Goldberg was initially entitled to receive an initial base salary of $575,000 per year, subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Goldberg is also entitled to a target annual bonus opportunity equal to 100% of his annual base salary. For the fiscal year 2023, Mr. Goldberg received a base salary of $614,349 and his annual bonus was $429,135.
Pursuant to his employment agreement, Mr. Goldberg is also entitled to reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefits plans that are generally available to other senior officers.
Under his employment agreement, Mr. Goldberg is entitled to severance payments upon a termination without “Cause”, resignation for “Good Reason”, or termination due to “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Goldberg will be entitled to a severance amount equal to: (i) 1.25 times his annual salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Goldberg for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to Mr. Goldberg executing a release of claims.
Pursuant to his employment agreement, Mr. Goldberg is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Goldberg is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 15 months thereafter.
On March 8, 2023, we entered into the Goldberg Amendment which amended Mr. Goldberg’s existing employment agreement to reflect Mr. Goldberg’s updated title and responsibilities, which include advising the Company on strategic matters relating to the Fire Safety business, and fostering relationships with key customers, governmental agencies, industry associations and trade groups and other constituencies important to the Company. Mr. Goldberg’s compensation will not change except with respect to his options as described below. Additionally, Mr. Goldberg and the Company entered into an amendment to Mr. Goldberg’s option agreement with respect to the options granted to Mr. Goldberg effective November 8, 2021 to amend the performance terms and conditions of the outstanding 5-Year Options granted thereunder so that 50% of such outstanding options eligible to vest in each of fiscal years 2023 through 2026 will remain subject to the existing performance terms and conditions, and the remaining 50% of such outstanding options eligible to vest in such fiscal years based on the achievement of certain performance goals to be established annually by the Compensation Committee of the Board related to the Mr. Goldberg’s position and duties as Vice Chairman.
Kyle Sable
Mr. Sable was promoted to Chief Financial Officer of the Company on November 16, 2023. In connection with his appointment to Chief Financial Officer, Mr. Sable and the Company entered into an Employment Agreement, pursuant to which Mr. Sable will serve as Chief Financial Officer for an indefinite term of employment that continues until terminated. Mr. Sable is entitled to receive an annual base salary of $330,000, subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Sable is also entitled to a target annual bonus opportunity equal to 50% of his annual base salary. For the fiscal year 2023, Mr. Sable received a base salary of $286,163, and his annual bonus was $106,026.
Pursuant to his employment agreement, Mr. Sable is also entitled to reimbursement of business expenses, participate in 2021 Equity Plan, any other employee benefit plans that are generally available to other senior officers and reasonable reimbursement associated with Mr. Sable commuting to the St. Louis metro area.
Under his employment agreement, Mr. Sable is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Sable will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Sable for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 18-month period following the date of termination, subject to Mr. Sable executing a release of claims.

Pursuant to his employment agreement, Mr. Sable is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Sable is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 18 months thereafter.
In connection with his promotion, Mr. Sable received an additional grant of 100,000 performance-based options under the 2021 Equity Plan, which shall be eligible to vest based on the same performance goals for fiscal years 2023 through 2027 as those set forth in the option agreements of the other executive officers covering the same performance period.
Charles Kropp
On April 29, 2022, we entered into an employment agreement with Charles Kropp. Pursuant to his employment agreement, Mr. Kropp will serve as Chief Financial Officer for an indefinite term employment that continues until terminated. Mr. Kropp was initially entitled to receive an initial base salary of $300,000 per year, subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Kropp is also entitled to a target annual bonus opportunity equal to 50% of his annual base salary. For the fiscal year 2022, Mr. Kropp received a base salary of $300,000 (beginning on May 6, 2022) and his annual bonus was $132,000.
Pursuant to his employment agreement, Mr. Kropp is also entitled to reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefits plans that are generally available to other senior officers.
Under his employment agreement, Mr. Kropp is entitled to severance payments upon a termination without “Cause”, resignation for “Good Reason”, or termination due to “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Kropp will be entitled to a severance amount equal to: (i) 1.25 times his annual salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Kropp for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to Mr. Kropp executing a release of claims.
Pursuant to his employment agreement, Mr. Kropp is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Kropp is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 15 months thereafter.
Effective as of November 16, 2023, Mr. Kropp ceased serving as Chief Financial Officer or Principal Accounting Officer of the Company. In connection with his departure, Mr. Kropp and the Company entered into a Separation and Release Agreement on November 16, 2023 (the “Kropp Separation Agreement”), pursuant to which, in exchange for a general release of claims and certain restrictive covenants, Mr. Kropp is expected to receive a severance amount equal to: (i) 1.25 times his annual base salary; (ii) his target bonus for fiscal year 2023; plus (iii) the Company’s portion of the applicable premiums for COBRA continuation coverage for 15 months. In addition, the Kropp Separation Agreement provides that, with respect to the 602,917 performance-based options granted to Mr. Kropp under the Company’s 2021 Equity Incentive Plan, (a) 2,917 of the options have vested; (b) 240,000 of the options will remain eligible for vesting based on fiscal year 2023 performance; and (c) the remaining 360,000 options will be forfeited.
Jeffery Emery
On April 29, 2022, we entered into an employment agreement with Jeffery Emery. Pursuant to his employment agreement, Mr. Emery will serve as President of Global Fire Safety for an indefinite term of employment that continues until terminated. Mr. Emery is entitled to receive an annual base salary of $315,000, subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Emery is also entitled to a target annual bonus opportunity equal to 50% of his annual base salary. For the fiscal year 2023, Mr. Emery received a base salary of $329,992, and his annual bonus was $151,940.
Pursuant to his employment agreement, Mr. Emery is also entitled to the reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans that are generally available to other senior officers.
Under his employment agreement, Mr. Emery is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Emery will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Emery for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 18-month period following the date of termination, subject to Mr. Emery executing a release of claims.
Pursuant to his employment agreement, Mr. Emery is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Emery is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 18 months thereafter.
Noriko Yokozuka
On October 1, 2021, we entered into an employment agreement with Noriko Yokozuka. Pursuant to her employment agreement, Ms. Yokozuka will serve as General Counsel and Chief Administrative Officer for an indefinite term of employment that continues until terminated. Ms. Yokozuka is entitled to receive an annual base salary of $300,000, subject to annual reviews and potential increases in the discretion of the Compensation Committee. Ms. Yokozuka is also entitled to a target annual bonus opportunity equal to 40% of her annual base salary. For the fiscal year 2023, Ms. Yokozuka received a base salary of $320,008, and her annual bonus was $94,853.
Pursuant to her employment agreement, Ms. Yokozuka is also entitled to the reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans that are generally available to other senior officers.
Under her employment agreement, Ms. Yokozuka is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in her employment agreement). In each case, Ms. Yokozuka will be entitled to a severance amount equal to: (i) 1.25 times her annual base salary; (ii) 1.0 times her target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in her employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Ms. Yokozuka for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to Ms. Yokozuka executing a release of claims.
Pursuant to her employment agreement, Ms. Yokozuka is subject to a customary confidentiality covenant which applies during and after the term of her employment. Ms. Yokozuka is also subject to non-competition and non-solicitation covenants which apply during her employment and for at least 15 months thereafter.
Shannon Horn
On October 1, 2021, we entered into an employment agreement with Shannon Horn. Pursuant to his employment agreement, Mr. Horn will serve as Business Director, North America Retardant and Services for an indefinite term of employment that continues until terminated. Mr. Horn is entitled to receive an annual base salary of $247,680, subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Horn is also entitled to a target annual bonus opportunity equal to 40% of his annual base salary. For the fiscal year 2023, Mr. Horn received a base salary of $266,240, and his annual bonus was $100,548.
Pursuant to his employment agreement, Mr. Horn is also entitled to the reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans that are generally available to other senior officers.
Under his employment agreement, Mr. Horn is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Horn will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Horn for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to Mr. Horn executing a release of claims.

Pursuant to his employment agreement, Mr. Horn is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Horn is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 15 months thereafter.
Option Exercises and Stock Vested During 2023
In 2023, none of our NEOs exercised their vested options for shares and therefore, no value was realized to report during the fiscal year ended December 31, 2023.
Potential Payments Upon Termination or Change in Control
The following table shows the estimated benefits payable to each NEO in the event of termination of employment and/or change in control of the Company. The amounts shown assume that a termination of employment or a change in control occurs on December 31, 2023. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause or for Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)	Change in Control ($)
Haitham Khouri
Cash Severance(1)	1,181,232	1,181,232	1,181,232	1,181,232
Insurance Benefits(2)	31,566	31,566	31,566	31,566
Total	1,212,798	1,212,798	1,212,798	1,212,798
Edward Goldberg
Cash Severance	1,382,284	1,382,284	1,382,284	1,382,284
Insurance Benefits	31,566	31,566	31,566	31,566
Total	1,413,850	1,413,850	1,413,850	1,413,850
Kyle Sable
Cash Severance(1)	577,500	577,500	577,500	577,500
Insurance Benefits(2)	14,783	14,783	14,783	14,783
Total	592,283	592,283	592,283	592,283
Charles Kropp(3)
Cash Severance	41,249	—	—	—
Insurance Benefits	2,956	—	—	—
Total	44,205	—	—	—
Jeffery Emery
Cash Severance(1)	577,486	577,486	577,486	577,486
Insurance Benefits(2)	31,599	31,599	31,599	31,599
Total	609,085	609,085	609,085	609,085
Shannon Horn
Cash Severance(1)	439,296	439,296	439,296	439,296
Insurance Benefits(2)	15,043	15,043	15,043	15,043
Total	454,339	454,339	454,339	454,339
Noriko Yokozuka
Cash Severance(1)	528,013	528,013	528,013	528,013
Insurance Benefits(2)	—	—	—	—
Total	528,013	528,013	528,013	528,013
________________

(1)Each of our NEOs is entitled to a cash severance amount equal to: (i) 1.25 times his or her annual salary and (ii) 1.0 times his or her target bonus for the fiscal year in which the termination occurs
(2)Insurance benefits is calculated by multiplying by 15.0 the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in the applicable employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to the NEO for such coverage as of the date of termination.
(3)Reflects the Cash Severance and Insurance Benefits actually paid in 2023 in connection with Mr. Kropp’s departure on November 16, 2023.
Possible Acceleration of Vesting Upon a Change of Control
In the event of a change of control, a percentage of the unvested options that remain eligible for vesting with respect to the then-current performance year and each remaining performance year will vest in an amount equal to the greater of (i) the average vesting percentage of the prior two performance years and (ii) the amount that would have vested for each applicable remaining year if such determination had been based on the price per share paid at the closing of such change of control transaction instead of AOP.
Treatment of Options Upon Termination
Option agreements for certain officers, including all of the NEOs, provide that upon any termination of employment for any reason other than death or disability, no portion of the options that remain unvested at the time of such termination may thereafter become vested, unless otherwise determined by the Compensation Committee.

If the officer’s employment terminates by reason of death or disability, then a portion of the then-remaining options may continue to vest following such termination. The applicable portion that will remain eligible to vest is based on a percentage that is tied to the fiscal year in which the termination occurs, with the possible percentage increasing by 20% increments for each such fiscal year (beginning in the year the option is granted). The applicable percentage of the then-remaining options permitted to vest will then be spread ratably over the remaining vesting schedule and will remain subject to the performance-based vesting conditions set forth in the award agreement.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Haitham Khouri, and Former CEO, Edward Goldberg.
As of December 31, 2023, our employee population consisted of approximately 228 individuals working at Perimeter and its subsidiaries, of which approximately 128 are located in the United States and approximately 100 are located outside the United States.
There were no changes in our employee population or employee compensation arrangements in 2023 that we reasonably believe would result in a significant change in our pay ratio disclosure. Therefore, we have based our pay ratio calculation for 2023 using compensation for the same median employee identified for 2022, which median employee was identified under the process described in our 2022 pay ratio calculation set forth in our 2023 proxy statement. Under this calculation, the median employee’s annual total compensation was $63,871.

Utilizing the same executive compensation rules, and calculating the compensation provided to each person who served as CEO during 2023 for the duration that each person served as CEO and combining those figures, the total compensation of our CEO was $7,869,572. The resulting ratio of the annual total compensation of our CEO under this calculation to the annual total compensation of the median employee was 123 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Pay Versus Performance
We are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of the Company as required by SEC rules. Please see “Compensation Discussion and Analysis” for discussion of our compensation philosophy and how the Compensation Committee structures our compensation program to motivate and reward the achievement of performance-based financial and other goals that align with our operational and strategic objectives. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee has not used or considered CAP previously in establishing the NEO compensation program. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. The fair value as of December 31, 2023 for the equity awards adjustment shown below was calculated using the Hull-White model as this model considers the future movement in the price of Ordinary Shares and option holders’ behavior with respect to option exercises. The Hull-White model requires us to make assumptions and judgments about the variables used in the calculation, including the sub-optimal exercise factor, drift rate, the blended volatility based on the Company’s short trading history of its Ordinary Shares and on the trading history of the common stock of a set of comparable publicly listed companies, risk-free interest rate, and expected dividends. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in the price of our Ordinary Shares. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.

Year	Summary compensation table total for First PEO ($)(1)	Compensation actually paid to First PEO ($)(2)	Summary compensation table total for Second PEO ($)(3)	Compensation actually paid to Second PEO ($)(4)	Average summary compensation table total for non-PEO NEOs ($)(5)	Average compensation actually paid to non-PEO NEOs ($)(6)	Value of initial fixed $100 investment based on:		Net income (loss) ($ millions)(9)	Company selected measure Adjusted EBITDA ($ millions)(10)
							TSR ($)(7)	Line of Business Index ($)(8)
2023	1,093,432	(5,729,362)	9,422,241	4,722,241	511,969	(111,428)	38.33	109.55	67.5	96.8
2022	1,796,098	(7,811,044)	—	—	1,410,613	(4,958,666)	76.17	91.30	91.8	125.4
2021	19,707,358	22,167,685	—	—	7,728,776	8,195,588	115.75	97.22	(661.5)	141.4

(1)The dollar amounts reported are the amounts of total compensation reported for Mr. Goldberg for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation — Summary Compensation Table.”
(2)The dollar amounts reported represent the amount of CAP to Mr. Goldberg, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Goldberg during the applicable year. The adjustments below were made to Mr. Goldberg’s total compensation for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K. No amounts were reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for any applicable year, so no defined benefit and actuarial pension plan adjustments were made for any applicable year.

Year	Summary compensation table total for First PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Awards Adjustment ($)(b)	Equals	CAP for First PEO ($)
2023	1,093,432	-	—	+	(6,822,794)	=	(5,729,362)
2022	1,796,098	-	—	+	(9,607,142)	=	(7,811,044)
2021	19,707,358	-	18,990,125	+	21,450,452	=	22,167,685
(a)The dollar amounts reported represent the grant date fair value of equity awards as reported in the “Option Awards” column of the SCT in each applicable year.
(b)The equity award adjustments were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value. No awards were granted and vested in same year for any applicable year and no dividends or other earnings were paid on awards in any applicable year. The amounts deducted or added in calculating the equity award adjustments for Mr. Goldberg are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Change in Fair Value as of the Vesting date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)
2023	—	(6,822,794)	—	—	(6,822,794)
2022	—	(9,368,938)	(238,204)	—	(9,607,142)
2021	21,450,452	—	—	—	21,450,452
(3)The dollar amounts reported are the amounts of total compensation reported for Mr. Khouri for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation — Summary Compensation Table.”
(4)The dollar amounts reported represent the amount of CAP to Mr. Khouri, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Khouri during the applicable year. The adjustments below were made to Mr. Khouri’s total compensation for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K. No amounts were reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for any applicable year, so no defined benefit and actuarial pension plan adjustments were made for any applicable year.

Year	Summary compensation table total for Second PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Awards Adjustment ($)(b)	Equals	CAP for Second PEO ($)
2023	9,422,241	-	8,440,000	+	3,740,000		4,722,241
(a)The dollar amounts reported represent the grant date fair value of equity awards as reported in the “Option Awards” column of the SCT in each applicable year.
(b)The equity award adjustments were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value. No awards were granted and vested in same year for any applicable year and no dividends or other earnings were paid on awards in any applicable year. The amounts deducted or added in calculating the equity award adjustments for Mr. Khouri are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Change in Fair Value as of the Vesting date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)
2023	3,740,000	—	—	—	3,740,000
(5)The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) in the “Total” column of the SCT in each applicable year. The names of each of the NEOs (excluding Mr. Goldberg and Mr. Khouri) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Kyle Sable, Charles Kropp, Jeffery Emery, Shannon Horn, and Noriko Yokozuka; (ii) for 2022, Charles Kropp, Barry Lederman, Noriko Yokozuka, Shannon Horn, and Ernest Kremling; and (iii) for 2021, Barry Lederman, Noriko Yokozuka, Shannon Horn, and Ernest Kremling.
(6)The dollar amounts reported represent the amount of CAP for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect an average of the actual amount of compensation earned by or paid the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) during the applicable year. The adjustments below were made to the average total compensation for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K. No amounts were reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for any applicable year, so no defined benefit and actuarial pension plan adjustments were made for any applicable year.

Year	Average Reported Summary compensation table total for Non-PEO NEOs ($)	Less	Average Reported Value of Equity Awards ($)(a)	Plus	Average Equity Awards Adjustment ($)(b)	Equals	Average CAP for Non-PEO NEOs ($)
2023	511,969	-	40,600	+	(582,797)	=	(111,428)
2022	1,410,613	-	384,000	+	(5,985,279)	=	(4,958,666)
2021	7,728,776	-	7,151,274	+	7,618,086	=	8,195,588
(a)The dollar amounts reported represent the grant date fair value of equity awards as reported in the “Option Awards” column of the SCT in each applicable year.
(b)The equity award adjustments for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the average year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the average amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the average amount equal to the change as of the vesting date (from the end of the prior year) in fair value; and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the average amount equal to the fair value at the end of the prior year. No awards were granted and vested in same year for any applicable year and no dividends or other earnings were paid on awards in any applicable year. The amounts deducted or added in calculating the equity award adjustments for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Change in Fair Value as of the Vesting date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Average Equity Award Adjustments ($)
2022	49,000	(324,969)	—	306,828	(582,797)
2022	—	(3,122,979)	(79,402)	2,782,898	(5,985,279)
2021	7,150,153	—	467,933	—	7,618,086
(7)TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(8)Represents the TSR for S&P SmallCap 600 Materials Index, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.
(9)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(10)Adjusted EBITDA is defined as net income plus income tax expense, net interest and other financing expenses, and depreciation and amortization, adjusted on a consistent basis for certain non-recurring, unusual or non-operational items in a balanced manner. These items include (i) expenses related to the business combination, (ii) founder advisory fee expenses, (iii) stock compensation expense, (iv) non-cash impact of purchase accounting on the cost of inventory sold and intangible impairment, (v) contingent future payment related to an acquired business, (vi) management fees related to the services provided by SK Capital Partners IV-A, L.P. and SK Capital Partners IV-B, L.P (collectively, the "Sponsor") when acting in a management capacity and (vii) unrealized foreign currency loss (gain).

Company Selected Measure
We have presented Adjusted EBITDA as the Company-selected measure in the table above in accordance with Item 402(v) of Regulation S-K. While the Company uses financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link CAP for the Company’s NEOs to Company performance for the most recently completed year that is not otherwise required to be disclosed in the pay versus performance table above.

Financial Performance Measures
As described in “Compensation Discussion and Analysis,” a significant portion of the NEO pay is performance-based and at-risk, consistent with the compensation philosophy established by the Compensation Committee. Our NEO compensation program rewards the achievement of specific short-term (annual) and long-term financial and other goals, which are aligned with our operational and strategic goals. The most important financial performance measures used by the Company to link CAP for the Company’s NEOs to the Company’s performance for the most recently completed year is Adjusted EBITDA.
Analysis of Information Presented in the Pay Versus Performance Table
The Company is providing the following graphs regarding the relationships between information presented in the Pay versus Performance table, including CAP, as required by Item 402(v) of Regulation S-K. The Compensation Committee utilizes several performance measures to align executive compensation with Company performance, and only some of those Company measures are presented in the pay versus performance table above and the graphs below. The Compensation Committee has not used or considered CAP previously as computed in accordance with Item 402(v) of Regulation S-K to set target compensation amounts or align our NEO compensation to Company performance. See “Compensation Discussion and Analysis” for a discussion of how the Compensation designs our compensation program and sets target compensation amounts.
CAP and Cumulative TSR
The CAP for Mr. Goldberg and Mr. Khouri and the average CAP for the Company’s other NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for 2021, 2022 and 2023 is presented in comparison to the Company’s cumulative TSR over such periods in the table below.

Compensation Actually Paid vs. Company TSR
Compensation Actually Paid
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
-$10,000,000
Cumulative TSR
(Value of initial $100 investment)
$140
$120
$100
$80
$60
$40
$20
$0
12/31/2021
12/31/2022
12/31/2023
PEO 1
PEO 2
Average for Non-PEO NEOs
TSR

CAP and Net Income
The CAP for Mr. Goldberg and Mr. Khouri and the average CAP for the Company’s other NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for 2021, 2022 and 2023 is presented in comparison to the Company’s net income over such periods in the table below. All of the fixed and variable founder advisory amounts vested on November 9, 2021, the date of the business combination, because the Company believes that, as a result of the consummation of the business combination, it has incurred an obligation equal to the present value of the fixed and variable founder advisory amounts. Share-based compensation expense related to the fixed and variable founder advisory amounts of $653.0 million recognized by the Company resulted in a net loss of $661.5 million as of December 31, 2021.

Compensation Actually Paid vs. Net Income
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
-$10,000,000
Compensation Actually Paid
$125
$25
-$75
-$175
-$275
-$375
-$475
-$575
-$675
Net Income (millions)
12/31/2021
12/31/2022
12/31/2023
PEO 1
PEO 2
Average for Non-PEO NEOs
Net Income

CAP and Adjusted EBITDA
The CAP for Mr. Goldberg and Mr. Khouri and the average CAP for the Company’s other NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for 2021, 2022 and 2023 is presented in comparison to the Company’s Adjusted EBITDA over such periods in the table below.

Compensation Actually Paid vs. Adjusted EBITDA
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
-$10,000,000
Compensation Actually Paid
$160
$140
$120
$100
$80
$60
$40
$20
$0
Adjusted EBITDA (millions)
12/31/2021
12/31/2022
12/31/2023
PEO 1
PEO 2
Average for Non-PEO NEOs
Adjusted EBITDA

Cumulative TSR for the Company and S&P SmallCap 600 Materials Index
The Company’s cumulative TSR since becoming a public company is presented in comparison to the S&P SmallCap 600 Materials Index (the peer group presented for this purpose) for the same periods in the table below.

Company Cumulative TSR vs. S&P SmallCap 600 Materials Index
Cumulative TSR
$140
$120
$100
$80
$60
$40
$20
$0
11/9/2021
12/31/2021
12/31/2022
12/31/2023
Company Cumulative TSR
S&P SmallCap 600 Materials Index

This pay versus performance section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding (i) all shareholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding Ordinary Shares and (ii) each director, each named executive officer and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding Ordinary Shares owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under stock options or warrants exercisable for or convertible into Ordinary Shares within 60 days. Unless otherwise indicated, amounts are as of March 25, 2024 and each of the shareholders has sole voting and investment power with respect to the Ordinary Shares beneficially owned, subject to community property laws where applicable. As of March 25, 2024, we had 166,824,659 Ordinary Shares issued and 145,240,112 Ordinary Shares outstanding.
Unless otherwise indicated, the address of each person named in the table below is Perimeter Solutions, SA, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

	Shares Beneficially Owned
Beneficial Owner	Number	%
More than 5% Shareholders:
The WindAcre Partnership Master Fund LP(1)	21,600,000	14.9%
Entities Affiliated with BlackRock, Inc(2)	11,606,564	8.0%
Principal Global Investors, LLC(3)	10,997,907	7.6%
Matrix Capital Management Company LP(4)	8,587,500	5.9%
JPMorgan Chase & Co.(5)	8,359,619	5.8%
Entities Affiliated with MWG GP LLC(6)	8,000,000	5.5%

Named Executive Officers and Directors:
W. Nicholas Howley(7)	4,685,344	3.2%
William N. Thorndike, Jr. (8)	3,530,082	2.4%
Haitham Khouri(9)	1,817,718	1.3%
Edward Goldberg	310,457	*
Vivek Raj(10)	742,913	*
Tracy Britt Cool(11)	236,834	*
Sean Hennessy	100,000	*
Robert S. Henderson	325,000	*
Shannon Horn	470,487	*
Bernt Iversen II	125,000	*
Jorge L. Valladares III	244,000	*
Jeffery Emery	—	—
Kyle Sable	—	—
Noriko Yokozuka(12)	64,657	*
Charles Kropp(13)	2,917	*
All Executive Officers, Directors and Covered Persons as a group (15 persons):	12,694,579	8.7%
________________
*Represents beneficial ownership of less than one percent (1%) of our outstanding Ordinary Shares.
(1)Based on a Schedule 13G filed with the SEC on February 14, 2024. Consists of 21,600,000 Ordinary Shares owned by The WindAcre Partnership Master Fund LP, an exempted limited partnership established in the Cayman Islands (“Master Fund”). The WindAcre Partnership LLC, a Delaware limited liability company (“WindAcre”) serves as the investment manager of the Master Fund. Snehal Rajnikant Amin (“Mr. Amin”) is the principal beneficial owner and managing member of WindAcre and the only beneficial owner holding more than 5% (“Mr. Amin”). Mr. Amin and WindAcre each disclaim beneficial ownership of the securities owned by the Master Fund. The principal business address of the Master Fund is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.
(2)Based on a Schedule 13G/A filed with the SEC on February 6, 2024. Consists of 11,606,564 Ordinary Shares held by various entities affiliated with BlackRock, Inc which such entities have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Ordinary Shares but none have an interest in the Ordinary Shares of more than five percent of the total outstanding Ordinary Shares. BlackRock, Inc.’s principal business address is 55 East 52nd Street New York, NY 10055.
(3)Based on a Schedule 13G/A filed with the SEC on February 13, 2024. Principal Global Investors, LLC has shared voting and shared dispositive power over 10,997,907 Ordinary Shares. The business address of Principal Global Investors, LLC is 801 Grand Avenue, Des Moines, IA 50392.
(4)Based on a Schedule 13G filed with the SEC on February 13, 2023. Matrix Capital Management Company LP (“Matrix”) and David E. Goel each have shared power to vote or direct the vote of and dispose or direct the disposition of 8,587,500 Ordinary Shares (including 1,125,000 Ordinary Shares that may be acquired pursuant to the Company’s warrants held by Matrix Capital Management Master Fund, LP (the “Matrix Fund”)). Mr. Goel is the Managing General Partner of Matrix. Matrix is the investment advisor to the Matrix Fund and various other funds. The business address for Matrix, Matrix Fund and Mr. Goel is c/o Matrix, Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451.
(5)Based on a Schedule 13G filed with the SEC on January 12, 2024. JPMorgan Chase & Co. (“JPMorgan”) have sole voting power over 8,359,619 Ordinary Shares, sole dispositive power over 8,337,484 Ordinary Shares and shared dispositive power over 135 Ordinary Shares. The principal business address for JPMorgan is 383 Madison Avenue New York, NY 10179.
(6)Based on a Schedule 13G/A filed with the SEC on February 13, 2024. MWG GP LLC, Meritage Group LP, and Meritage Fund LLC each has shared voting and shared dispositive power over 8,000,000 Ordinary Shares. The principal business address of MWG GP LLC, Meritage Group LP and Meritage Fund LLC is One Ferry Building, Suite 375, San Francisco, CA 94111.
(7)Includes (i) 125,000 Ordinary Shares that may be acquired pursuant to the Company’s warrants held by Mr. Howley and (ii) 2,601,123 Ordinary Shares held by the Cleveland Foundation in the Nick & Lorie Charitable Fund.
(8)Includes 125,000 Ordinary Shares that may be acquired pursuant to the Company’s warrants held by Mr. Thorndike.
(9)Includes (i) 92,500 Ordinary Shares that may be acquired pursuant to the Company’s warrants held by Mr. Khouri and (ii) 1,475,385 Ordinary Shares held by Mr. Khouri's spouse.
(10)Includes 25,000 Ordinary Shares that may be acquired pursuant to the Company’s warrants held by Mr. Raj.
(11)Includes (i) 7,500 Ordinary Shares that may be acquired pursuant to the Company’s warrants held by Ms. Britt Cool and (ii) 6,200 Ordinary Shares held by Ms. Britt Cool's spouse.
(12)Includes 17,500 Ordinary Shares that may be acquired pursuant to the Company's options held by Ms. Yokozuka.
(13)Includes 2,917 Ordinary Shares that may be acquired pursuant to the Company's options held by Mr. Kropp.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.
We provide our shareholders with the opportunity to cast an annual advisory vote on the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At the Annual Meeting, we are asking our shareholders to approve, on an advisory basis, the 2024 compensation of our NEOs as disclosed in this Proxy Statement.
We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 20 to 30. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to incentivize and reward the creation of shareholder value.
We believe that our executive compensation program provides a fair and market competitive executive compensation that will attract, retain and reward high-performing employees and will incentivize our executives to meet short-term and long-term financial targets of the company and achieve individual performance goals.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Proposal
On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 20 to 30 of this Proxy Statement, we are requesting that our shareholders vote on the following resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2023 Annual Meeting Proxy Statement.
Non-Binding Vote
Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

PROPOSAL 3 — APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND STATUTORY AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2024
The Audit Committee has (i) appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and (ii) proposed to the shareholders to appoint KPMG Audit S.à r.l. to serve as the Company’s statutory auditor (réviseur d’entreprises) for statutory accounts as required by Luxembourg law for the year ending December 31, 2024 and until the annual general meeting to be held in 2025 to approve inter alia the annual accounts for the year ending December 31, 2024. The Board has determined that it is in the best interest of the Company and its shareholders to request approval of the appointments by the shareholders of the Company.
A Representative from each of KPMG LLP, KPMG Audit S.à r.l., BDO USA, P.C. and BDO Audit SA is expected to attend the Annual Meeting virtually and each will have an opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.
Fiscal 2023 Change in Independent Registered Public Accounting Firm
On March 20, 2024, the Company disclosed in its Form 8-K that the Audit Committee (i) dismissed BDO USA, P.C. (“BDO”), its independent registered public accounting firm since 2021, effective as of March 18, 2024; and (ii) approved the appointment of KPMG LLP as its new independent registered public accounting firm.
The audit reports of BDO on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through March 18, 2024, there were no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in its reports.
During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through March 18, 2024, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2022, relating to (1) accounting for performance-based stock, (2) accounting and related disclosures related to business combinations and goodwill impairment assessment, specifically related to the determination of carrying value and review of valuation assumptions and (3) the business combination and its effects on the presentation of the statement of cash flows, equity issuance costs, and transaction costs and the judgments made in the determination of purchase consideration, all of which were reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and all of which were remediated as of December 31, 2023.
These reportable events were discussed among the Audit Committee and BDO. BDO has been authorized by the Company to respond fully to the inquiries of KPMG LLP, the successor independent registered public accounting firm, concerning these reportable events.
BDO provided to the Company a letter stating that it agrees with the above statements, a copy of which was filed as Exhibit 16.1 to the Company’s Form 8-K filed with the SEC on March 20, 2024.

Independent Registered Public Accounting Firm Fees
The following is a summary and description of fees incurred by the Company for the fiscal years ended December 31, 2023 and 2022.

Fee Category	Year ended December 31, 2023	Year ended December 31, 2022
Audit Fees(1)	$2,344,724	$3,794,763
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,344,724	$3,794,763
________________
(1)Audit fees for the year ended December 31, 2023 and 2022 were for professional services rendered in connection with BDO's audit of our consolidated financial statements and quarterly reviews and statutory audits.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee requires that it preapprove all auditing services and permitted non-audit services, including the fees and retention terms thereof, to be performed for the Company by KPMG LLP, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board believes the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and KPMG Audit S.à r.l. as the Company’s statutory auditor for the year ending December 31, 2024 and until the annual general meeting to be held in 2025 is in the best interest of the Company’s shareholders and recommends that shareholders vote “FOR” the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and KPMG Audit S.à r.l., as the Company’s statutory auditor for the year ending December 31, 2024 and until the annual general meeting to be held in 2025.

Report of the Audit Committee

The Audit Committee is a committee of the Board comprised solely of financially literate independent directors as required by the listing standards of the New York Stock Exchange and the rules and regulations of the SEC. The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements and financial reporting process and systems of internal controls; (ii) the qualifications, independence, and performance of our independent registered public accounting firm; (iii) the performance of our internal audit function; and (iv) other matters as set forth in the charter of the Audit Committee approved by the Board.

Management is responsible for the preparation of our financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes as more specifically set forth in its charter.

In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2023. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that was filed with the SEC.

THE AUDIT COMMITTEE
Sean Hennessy, Chair
Robert S. Henderson
Bernt Iversen II

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

PROPOSAL 4 — APPROVAL OF THE ANNUAL ACCOUNTS FOR THE 2023 FINANCIAL YEAR
Pursuant to Luxembourg law, the Annual Accounts and the management reports on the Company’s Annual Accounts as well as the report of the statutory auditor (réviseur d’entreprises) on the Company’s Annual Accounts must be submitted each year to the shareholders for approval at the Company’s annual meeting of shareholders.
The Board has prepared and is submitting to the shareholders of the Company the Annual Accounts for the 2023 financial year and the management reports on the Company’s Annual Accounts as well as the report of the statutory auditor (réviseur d’entreprises).
The Annual Accounts are prepared in accordance with Luxembourg GAAP, are expressed in USD, give a true and fair view of the Company’s business and consist of a balance sheet, a profit and loss account and the accompanying notes, for the unconsolidated Perimeter Solutions, SA entity. There is no statement of shareholders’ equity or statement of cash flows included in the Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Perimeter Solutions, SA are not included in the Annual Accounts unless such amounts are distributed to Perimeter Solutions, SA.
The Annual Accounts, together with the report of BDO Audit SA, the independent auditor on such Annual Accounts, will be available, along with this Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023, on the Company’s website at www.perimeter-solutions.com; and at the Registered Office of the Company in Luxembourg beginning 15 days before the Annual Meeting until the date of the Annual Meeting. Copies of the Annual Accounts and the relevant audit report will also be sent to any shareholder free of charge when available upon request in accordance with article 461-6 of the Luxembourg law of 10 August 1915 on commercial companies as amended (the “Law”).
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the approval of the Annual Accounts, after due consideration of the report from BDO Audit SA on such Annual Accounts.

PROPOSAL 5 — APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE 2023 FINANCIAL YEAR
Pursuant to Luxembourg law, the Consolidated Financial Statements and the management reports on the Consolidated Financial Statements as well as the report of the statutory auditor (réviseur d’entreprises) on the Consolidated Financial Statements must be submitted each year to shareholders for approval at the Company’s annual meeting of shareholders.
The Consolidated Financial Statements are prepared in accordance with U.S. GAAP and consist of consolidated statements of operations and comprehensive income (loss), consolidated balance sheets, consolidated statements of changes in shareholders’ equity, consolidated statements of cash flows and the accompanying notes. The Consolidated Financial Statements present the financial position and results of operations for the Company and all of its consolidated subsidiaries.
The Consolidated Financial Statements, together with the report from BDO USA, P.C. included with such Consolidated Financial Statements, along with this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023, are available on the Company’s website at www.perimeter-solutions.com and at the Company’s Registered Office in Luxembourg beginning 15 days before the Annual Meeting until the date of the Annual Meeting. Copies of the Consolidated Financial Statements and the relevant audit report will also be sent to any shareholder free of charge upon request in accordance with article 461-6 of the Law.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the approval of the Consolidated Financial Statements, after due consideration of the report from BDO USA, P.C. on such Consolidated Financial Statements.

PROPOSAL 6 — ALLOCATION OF THE RESULTS OF THE ANNUAL ACCOUNTS FOR THE 2023 FINANCIAL YEAR
Each year, the shareholders of the Company are required by Luxembourg law to approve the allocation of the results of the unconsolidated Perimeter Solutions, SA entity, as determined by the Annual Accounts.
Article 461-1 of the Law requires that at least 5% of the profits, if any, shown by the Annual Accounts be allocated to a legal reserve; provided however that an allocation ceases to be compulsory when the legal reserve reaches 10% of the share capital of the Company, but again becomes compulsory when the reserve amount falls below this threshold.
As of December 31, 2023, the Annual Accounts reflect a loss for the year then ended. As noted in Proposal No. 5, profits earned by subsidiaries of Perimeter Solutions, SA are not included in the calculation of profits for the Annual Accounts unless such profits have been distributed to the Company.
The Board proposes to allocate the loss reflected in the Annual Accounts to be carried forward.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the allocation of the results shown in the Annual Accounts for the 2023 financial year.

PROPOSAL 7 — DISCHARGE OF LIABILITY TO CURRENT DIRECTORS OF THE COMPANY FOR THE EXERCISE OF THEIR MANDATES AS DIRECTORS OF THE COMPANY IN RELATION TO THE 2023 FINANCIAL YEAR
In accordance with Article 461-7 of the Law, upon approval of the Annual Accounts and Consolidated Financial Statements, the shareholders must vote as to whether to discharge those who were members of the Board during the 2023 financial year from any liability in connection with their mandates for such period.
If the shareholders grant the discharge for the relevant period, shareholders will not be able to initiate a liability claim against such directors in connection with the performance of their mandates for such period. However, such discharge will be valid only if the Annual Accounts and the Consolidated Financial Statements contain no omission or false information concealing the true situation of the Company, and with regard to any acts carried out which fall outside the scope of the Articles, only if they have been specifically indicated in the convening notice for the Annual Meeting. For the 2023 financial year, the Company believes no such instances that would invalidate the discharge have occurred.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the granting of full discharge of liability to the current directors of the Company for the exercise of their mandates as directors of the Company in relation to the 2023 financial year.

PROPOSAL 8 — APPROVAL OF THE COMPENSATION OF CERTAIN OF THE NON-EMPLOYEE INDEPENDENT DIRECTORS OF THE COMPANY FOR 2023
The compensation of certain of the Company’s non-employee independent directors is approved annually at the Company’s annual meeting of shareholders. Messrs. Howley, Thorndike, Jr. and Khouri will not receive any additional compensation for their service as directors in light of their affiliation and control over the entity which provides advisory services to the Company in exchange for a fee. In addition, neither Mr. Goldberg, who served as our Chief Executive Officer from November 2021 until March 2023, nor Mr. Khouri, who served as our Chief Executive Officer from March 2023, are entitled to receive any additional compensation for their services as a director.
It is proposed that the compensation described elsewhere in this Proxy Statement under the heading “Director Compensation” be approved by the shareholders to be paid to certain of the Company’s non-employee independent directors for their service in 2023.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the approval of compensation of certain of the non-employee independent directors of the Company for 2023.

PROPOSAL 9 — APPROVAL OF THE SHARE REPURCHASE PROGRAM
The Board has approved a proposal to submit to the shareholders of the Company a share repurchase program (the “Share Repurchase Program”) whereby the Board is empowered to purchase outstanding Ordinary Shares within certain limits. The Share Repurchase Program shall be subject to Luxembourg law and provide for equal treatment for shareholders. The term of authorization to the Board will be five (5) years. The maximum number of Ordinary Shares authorized to be repurchased will be up to twenty-five percent (25%) of Ordinary Shares outstanding as of the date of shareholder approval. Ordinary Shares are eligible for purchase at a minimum price of one dollar ($1.00) per share and a maximum price of one hundred dollars ($100.00) per share. The purchase volumes will be subject to daily volume restrictions per SEC regulations. In accordance with the Articles, the Board is empowered to give authority to a repurchase committee, consisting of Messrs. Howley, Khouri and Thorndike, Jr., to decide within the limits of the authorization set out above, the timing and conditions of the Share Repurchase Program.
In lieu of accumulating cash, which provides a low rate of return to shareholders, or paying dividends, which are often subject to double taxation, the Board believes the Share Repurchase Program will be an effective use of the Company’s cash earnings to generate shareholder value.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board recommends that shareholders vote “FOR” the approval and ratification of the Share Repurchase Program.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ABOUT THIS PROXY STATEMENT
Why am I receiving these proxy materials?
You are receiving these proxy materials because you held Ordinary Shares of the Company on the Record Date for the Annual Meeting which will be held in person on [●], at 2:00 p.m., local time, at the offices of Maples and Calder (Luxembourg) SARL, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg or at adjournment(s) or postponement(s) thereof.
The Company began furnishing the proxy materials to shareholders on or about [●] and will bear the cost of soliciting proxies for the Annual Meeting. The proxy materials include our Notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023. The proxy materials also include the proxy card for the Annual Meeting, which is being solicited on behalf of the Board. The proxy materials contain detailed information about the matters to be voted on at the Annual Meeting and provide updated information about the Company to assist you in making an informed decision when voting your shares.
GENERAL VOTING INFORMATION
Who is participating in this solicitation?
The Company has retained Georgeson LLC (the “Solicitor”) to aid in the solicitation of proxies and to verify certain records related to the solicitation subject to customary terms and conditions. The Company will bear the cost of soliciting proxies for the Annual Meeting. The Company will pay Solicitor a fee of $12,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Our officers and certain of our employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Ordinary Shares.
What are my voting rights?
Each Ordinary Share is entitled to one vote on each matter. As of the Record Date, there were 145,240,112 Ordinary Shares outstanding and entitled to vote. There are no other outstanding voting securities of the Company entitled to vote at the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder during normal business hours for ten days prior to and during the Annual Meeting at the registered office of the Company, at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and the Company’s offices at 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105.

Can I vote in person at the Annual Meeting?
If your Ordinary Shares are registered directly in your name with Computershare (“Transfer Agent”) as of the close of business on the Record Date, you are considered a “registered shareholder” or a “shareholder of record” and may attend and vote in person at the Annual Meeting. If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name”. If you hold Ordinary Shares in street name and wish to vote those shares at the Annual Meeting, you should contact your broker or nominee that holds your shares to obtain the necessary proxy. After obtaining a proxy, you must register as the proxyholder with the Transfer Agent in order to attend and vote at the Annual Meeting. See “Attending the Annual Meeting” below.
I am a shareholder of record; how do I vote my shares?
If you are a shareholder of record as of the Record Date, you may vote by any of the following methods:
•Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card.

•Voting by Internet. You may vote through the internet by visiting the website identified on your proxy card www.proxypush.com/PRM and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by internet, you should not return your proxy card.
•Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.
•Attending the Annual Meeting. You may vote by ballot by attending the Annual Meeting. Please see question “Can I vote in person at the Annual Meeting” and questions under “Attending the Annual Meeting” for further instructions.
What if I hold my shares in “street name”?
If your shares are held in street name, the Notice of Internet Availability of Proxy Materials (including a voting instruction form) are being forwarded to you by your bank, brokerage firm, or other nominee (the “bank or broker”). As the beneficial owner, you have the right to direct your bank or broker how to vote your shares by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form for voting on the internet or by telephone (if made available by your bank or broker with respect to any shares you hold in street name), or by completing and returning the voting instruction form, and the bank or broker is required to vote your shares in accordance with your instructions.
Can I revoke my proxy or change my vote?
Yes. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. You may change your vote by either: (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) whether made via the internet, by telephone or by mail; (ii) if you are a shareholder of record by (a) notifying the Secretary in writing at the registered office of the Company at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg or at the Company’s offices at 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105, that you want to revoke your earlier proxy or (b) by attending the Annual Meeting and vote by ballot during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote by ballot during the Annual Meeting.

If you hold your shares in street name, you may change your vote by contacting your broker or other nominee and following their instructions.
How will my shares be voted if I submit a proxy card but do not specify how I want to vote?
If you sign your proxy card and return it without marking any voting instructions, your shares will be voted at the Annual Meeting or any adjournment(s) or postponement(s) thereof:
•“FOR” the election of all director nominees recommended by our Board (Proposal 1);
•“FOR” Proposals 2-9; and
•in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Despite this, our Board strongly urges you to mark your proxy card in accordance with our Board’s recommendations.

What constitutes a quorum at the Annual Meeting?
One half of the outstanding shares of the Company entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the meeting to transact business. All the Ordinary Shares present or represented will be counted as present to determine whether a quorum has been established.
What is the voting requirement to approve each of the proposals?

Proposal		Vote Required for Approval	Abstentions and Broker Non-Votes
1:	Election of the eight director nominees;	Majority of votes cast	No impact
2:	Say on Pay;	Majority of votes cast	No impact
3:	Approval of KPMG LLP as the independent registered public accountant and KPMG Audit S.à r.l. as the statutory auditor for the year ended December 31, 2024;	Majority of votes cast	No impact
4:	Approval of the Company’s annual accounts prepared in accordance with Luxembourg GAAP for the 2023 financial year;	Majority of votes cast	No impact
5:	Approval of the Company’s Consolidated Financial Statements prepared in accordance with U.S. GAAP for the 2023 financial year;	Majority of votes cast	No impact
6:	Approval to allocate the results shown in the Annual Accounts for the 2023 financial year;	Majority of votes cast	No impact
7:	Discharge each of the directors of the Company for their performance as directors of the Company in relation to the 2023 financial year; and	Majority of votes cast	No impact
8:	Approval of the compensation of certain of the non-employee independent directors of the Company for 2024.	Majority of votes cast	No impact
9:	Approval of the Share Repurchase Program.	Majority of votes cast	No impact
The affirmative vote of a majority of the votes cast is required to approve Proposals 1 through 9. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for each of these proposals. Abstentions and broker non-votes will have no effect on the proposals.
What is the effect of the advisory vote on Proposal 2?
Proposal 2 is an advisory vote which means that while we ask shareholders to approve the resolution regarding Say on Pay, this is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal. Although the vote on Proposal 2 is non-binding, our Board and the Compensation Committee will review the result of the vote and take it into account in making determinations concerning executive compensation.
What is a broker non-vote?
A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
What happens if I hold shares in street name and do not submit voting instructions?
Under applicable rules that govern brokers who are voting with respect to shares held in street name, brokers ordinarily have the discretion to vote on “routine” matters (e.g., approval of the selection of independent public accountants) but not on non-routine matters (e.g., election of directors).

ATTENDING THE MEETING
How do I obtain admission to the Annual Meeting?
The Annual Meeting is open to all the shareholders of the Company including all record holders of Ordinary Shares as of the close of business on the Record Date and their duly appointed proxyholders, representatives of the Company and the press and financial community. Beneficial owners of shares held in street name as of the close of business on the Record Date must obtain a legal proxy that will entitle them to vote and attend the Annual Meeting. See “Can I vote in person at the Annual Meeting?” above for instructions on how to obtain a proxy for that purpose.
What do I need to bring to attend the Annual Meeting?
If you are record holder or beneficial owner:
a.You will need a valid picture identification.
b.You will need proof of ownership of Ordinary Shares. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.
c.If you are a registered holder, your Notice or proxy card will be your admission ticket.
d.If your shares are held in street name and you have obtained a legal proxy giving you the right to attend and vote at the Annual Meeting, you will need the proxy to be admitted to the Annual Meeting.
IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN ORDINARY SHARES OR ARE A LEGAL PROXYHOLDER, YOU MAY NOT BE ADMITTED INTO THE ANNUAL MEETING.
May I ask questions at the Annual Meeting?
Yes. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the business of the meeting, as time permits. Rules of Conduct for the Annual Meeting, including the types of questions that the Company does not intend to address will be available on our website at www.perimeter-solutions.com prior to the meeting. Examples of questions that are not pertinent are questions related to general economic, political or other views that are not directly related to the business of the Annual Meeting, questions related to personal grievances and derogatory references to individuals.
If there are pertinent questions that cannot be answered during the Annual Meeting due to time constraints, we will post answers to a representative set of such questions (e.g., consolidating duplicative questions) on our website at www.perimeter-solutions.com. The questions and answers will be made available as soon as practicable after the Annual Meeting.
MORE INFORMATION
Where can I find voting results of the Annual Meeting?
We will announce the voting results for the proposals at the Annual Meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days after the Annual Meeting.
Who should I contact if I have any questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?
If you have any questions, please contact Solicitor toll-free at (888) 566-8006. Banks and brokers may call at (888) 566-8006.

OTHER MATTERS
Additional Meeting Matters
The Board knows of no additional matters that may come before the meeting other than those referred to in this Proxy Statement; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Shareholder Proposals for the 2025 Annual Meeting of Shareholders
Any proposal intended to be presented for action at the 2025 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than [●], in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2025 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.
For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2025 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company by [●] and comply with the additional requirements of Rule 14a-19(b). In addition, the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to [●], proxies solicited by the Board in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.
Any shareholder proposal must also meet all other requirements contained in our Articles.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of the 2024 Annual Meeting of Shareholders, Proxy Statement and 2023 Annual Report may have been sent to multiple shareholders in your household, unless the Company has received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Perimeter Solutions, SA, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg (registered office of Perimeter Solutions, SA) or 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105 (offices of Perimeter Solutions, SA), or call (314) 396-7343. If you want to receive separate copies of the notice of the annual meeting of shareholders, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.
Shareholder Communications
Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors, may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Perimeter Solutions, SA, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg (registered office of Perimeter Solutions, SA) or 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105 (offices of Perimeter Solutions, SA). The Company’s General Counsel will open all shareholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any shareholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the shareholder communication is addressed. In the case of any shareholder communication to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Miscellaneous
It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of Ordinary Shares owned, to please vote by submitting your proxy over the internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the Annual Meeting and desire to vote by ballot, you may do so even though you have previously sent a proxy.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available, free of charge, upon written request. Requests should be made in writing to Noriko Yokozuka, Secretary of the Company, at the registered office of Perimeter Solutions, SA, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg or at offices of Perimeter Solutions, SA 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105. The Company’s filings with the SEC are also available, without charge, through the Investor Relations — SEC Filings link on the Company’s website, www.perimeter-solutions.com, as soon as reasonably practical after filing. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

[●], 2024	By Order of the Board of Directors, Noriko Yokozuka General Counsel and Secretary

Annex A
Non-GAAP Financial Metrics
Adjusted EBITDA
The computation of Adjusted EBITDA is defined as net income plus income tax expense, net interest and other financing expenses, and depreciation and amortization, adjusted on a consistent basis for certain non-recurring, unusual or non-operational items in a balanced manner. These items include (i) expenses related to the Business Combination, (ii) founder advisory fee expenses, (iii) stock compensation expense, (iv) non-cash impact of purchase accounting on the cost of inventory sold and intangible impairment and (v) unrealized foreign currency loss (gain). To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Perimeter is providing a summary to show the computations of Adjusted EBITDA, which is a non-U.S.GAAP measure used by the Company's management and by external users of Perimeter’s financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP (in thousands).

	Year Ended December 31,
	2023	2022
Income before income taxes	$61,583	$97,227
Depreciation and amortization	64,855	65,795
Interest and financing expense	41,378	42,585
Founders advisory fees - related party	(108,481)	(117,302)
Intangible impairment [1]	40,738	—
Non-recurring expenses [2]	4,046	6,885
Share-based compensation expense	1,596	14,649
Non-cash purchase accounting impact [3]	—	24,796
Gain on contingent earn-out	(7,273)	(12,706)
Unrealized foreign currency (gain) loss	(1,655)	3,462
Adjusted EBITDA	$96,787	$125,391
Net sales	$322,108	$360,505
____________________

(1)Represents the carrying value of technology underlying the contingent earn-out eligible fire retardant product acquired by the Company in May 2020 during the purchase of LaderaTech, Inc.
(2)Adjustment to reflect non-recurring expenses; severance costs and fees related to internal audit support.
(3)Represents the non-cash impact of purchase accounting on the cost of inventory sold in connection with the business combination with Perimeter Solutions. The inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the cost.

Perimeter SOLUTIONS
Quality Products. Exceptional Response.

P.O. BOX 8016, CARY, NC 27512-9903

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Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

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Perimeter Solutions, SA

Annual Meeting of Shareholders

For Shareholders of record as of March 25, 2024

Thursday, May 23, 2024 2:00 PM, Local Time

Internet:

www.proxypush.com/PRM

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:

1-866-977-4829

- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 2:00 PM, Local Time, May 23, 2024.

The undersigned hereby appoints Haitham Khouri and Noriko Yokozuka (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the ordinary shares of Perimeter Solutions, SA which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

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